EXHIBIT 10.1
                          LOAN AND SECURITY AGREEMENT
                          Dated as of August 31, 2000
                                     Among
                            APR FUNDING CORPORATION
                                  as Borrower
                                      and
                    UNIVERSAL PREMIUM ACCEPTANCE CORPORATION
                         individually and as Servicer,
                                      and
                          AUTOBAHN FUNDING COMPANY LLC
                                   as Lender
                                      and
                    DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG
                                    as Agent


















                                1
                               TABLE OF CONTENTS
  ARTICLE I  AMENDMENT AND RESTATEMENT; LOANS ..................6
     SECTION 1.01.  Amendment and Restatement...................6
     SECTION 1.02.  Loans.......................................6
     SECTION 1.03.  Borrowing Procedures; Security Interest; Collateral
          Assignment............................................7
     SECTION 1.04.  Selection of Yield Periods; Continuation of Loans 8
     SECTION 1.05.  Evidence of Debt............................9
  ARTICLE II  RESERVED .........................................9
  ARTICLE III  SETTLEMENTS .....................................9
     SECTION 3.01.  Settlement Procedures.......................9
     SECTION 3.02.  Reserved...................................14
     SECTION 3.03.  General Settlement Procedures..............14
     SECTION 3.04.  Deemed Collections.........................17
     SECTION 3.05.  Payments and Computations, Etc.............19
     SECTION 3.06.  Treatment of Collections and Deemed Collections   20
     SECTION 3.07.  Optional Facility Termination..............20
     SECTION 3.08.  Custody Arrangement........................21
     SECTION 3.09.  Establishment of Collection Account; Investments by
          Agent................................................22
  ARTICLE IV  FEES AND YIELD PROTECTION .......................25
     SECTION 4.01.  Fees.......................................25
     SECTION 4.02.  Yield Protection...........................26
     SECTION 4.03.  Funding Losses.............................29
  ARTICLE V  CONDITIONS OF LOANS ..............................29
     SECTION 5.01.  Conditions Precedent to Initial Loan.......29
     SECTION 5.02.  Conditions Precedent to All Loans..........32
  ARTICLE VI  REPRESENTATIONS AND WARRANTIES ..................33
     SECTION 6.01.  Representations and Warranties of Borrower.34
     SECTION 6.02.  Representations and Warranties of UPAC.....40
     SECTION 6.03.  Reserved...................................45
     SECTION 6.04.  Breach of Representations and Warranties...45
  ARTICLE VII  GENERAL COVENANTS ..............................45
     SECTION 7.01.  Affirmative Covenants of Borrower..........45
     SECTION 7.02.  Reporting Requirements of Borrower.........47
     SECTION 7.03.  Negative Covenants of Borrower.............51
     SECTION 7.04.  Affirmative Covenants of UPAC..............52
     SECTION 7.05.  Reporting Requirements of UPAC.............55
     SECTION 7.06.  Negative Covenants of UPAC.................57
     SECTION 7.07.  Reserved...................................60
     SECTION 7.08.  Reserved...................................60
     SECTION 7.09.  Reserved...................................60
     SECTION 7.10.  Special Covenant of Borrower and UPAC......60
  ARTICLE VIII  ADMINISTRATION AND COLLECTION .................63
     SECTION 8.01.  Designation of Servicer....................63
     SECTION 8.02.  Duties of Servicer.........................64
     SECTION 8.03.  Rights of the Agent........................66
     SECTION 8.04.  Responsibilities of Borrower...............68
     SECTION 8.05.  Further Action Evidencing Loans............68
     SECTION 8.06.  Application of Collections.................69
  ARTICLE IX  SECURITY INTEREST ...............................70
     SECTION 9.01.  Grant of Security Interest.................70
     SECTION 9.02.  Remedies...................................70
  ARTICLE X  LIQUIDATION EVENTS ...............................71
     SECTION 10.01.  Liquidation Events........................71
     SECTION 10.02.  Remedies..................................76
  ARTICLE XI  THE AGENT .......................................77
     SECTION 11.01.  Authorization and Action..................77
     SECTION 11.02.  Agent's Reliance, Etc.....................77
     SECTION 11.03.  DG Bank and Affiliates....................78
  ARTICLE XII  ASSIGNMENT OF LENDER'S INTEREST ................78
     SECTION 12.01.  Restrictions on Assignments...............78
     SECTION 12.02.  Rights of Assignee........................79
     SECTION 12.03.  Evidence of Assignment....................79
  ARTICLE XIII  INDEMNIFICATION ...............................79
     SECTION 13.01.  Indemnities by Borrower...................79
  ARTICLE XIV  MISCELLANEOUS ..................................83
     SECTION 14.01.  Amendments, Etc...........................83
     SECTION 14.02.  Notices, Etc..............................84
     SECTION 14.03.  No Waiver; Remedies.......................84
     SECTION 14.04.  Binding Effect; Survival..................85
     SECTION 14.05.  Costs, Expenses and Taxes.................85
     SECTION 14.06.  No Proceedings............................86
     SECTION 14.07.  Confidentiality of Borrower Information...86
     SECTION 14.08.  Confidentiality of Program Information....88
     SECTION 14.09.  Captions and Cross References.............90
     SECTION 14.10.  Integration...............................90
     SECTION 14.11.  Governing Law.............................90
     SECTION 14.12.  Waiver Of Jury Trial......................91
     SECTION 14.13.  Consent To Jurisdiction; Waiver Of Immunities    91
     SECTION 14.14.  Execution in Counterparts.................91
     SECTION 14.15.  No Recourse Against Other Parties.........92
     SECTION 14.16.  Covenant to Cooperate.....................92
     SECTION 14.17.  Advice From Independent Counsel...........92
                          LOAN AND SECURITY AGREEMENT
                          Dated as of August 31, 2000
          This LOAN AND SECURITY AGREEMENT, among APR FUNDING CORPORATION, a Delaware corporation ("Borrower"), UNIVERSAL PREMIUM ACCEPTANCE CORPORATION, a Missouri corporation, individually ("UPAC") and as Servicer (in such capacity, the "Servicer"), AUTOBAHN FUNDING COMPANY LLC, a Delaware limited liability company ("Lender"), and DG BANK GENOSSENSCHAFTSBANK AG (as "Agent" and in its individual capacity, "DG Bank"). Unless otherwise indicated, capitalized terms used in this Agreement are defined in Appendix A.

                                   Background

          The parties hereto are parties to that certain Receivables Purchase Agreement dated as of December 31, 1996, as amended by Amendment Nos. 1-12 thereto (the "Receivables Purchase Agreement") and desire to amend and restate the Receivables Purchase Agreement in its entirety by this Agreement.
          Borrower has, and expects to have and/or to purchase from the "Originators" pursuant to the terms and subject to the conditions of that certain Amended and Restated Purchase and Sale Agreement of even date herewith (as the same may be amended, restated, supplemented or otherwise modified from time to time (the "Purchase and Sale Agreement") among the Borrower, UPAC and

UPAC of California, Pool Receivables originated in the ordinary course of the Originators' respective premium finance loan businesses. Borrower has requested Lender, and Lender has agreed, subject to the terms and conditions contained in this Agreement, to make loans to Borrower secured by the Pool Receivables and certain other collateral from time to time during the term of this Agreement.
          Autobahn Funding Company LLC, as Lender, expects to fund its loans through the issuance of Commercial Paper Notes. Commercial paper funding hereunder is available solely from the Lender. The Lender has entered into a Liquidity Agreement which generally provides for the purchase by the Liquidity Providers of portions of the loans from the Lender to facilitate the making of loans by the Lender in the event the Lender is unable or unwilling to fund its loans with Commercial Paper Notes.
          UPAC has been requested, and is willing, to act as initial Servicer. DG Bank has been requested, and is willing, to act as the Agent.
          NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, the parties hereto agree as follows:

                        AMENDMENT AND RESTATEMENT; LOANS
     Amendment and Restatement.  The Borrower, UPAC, the Servicer, the Lender,

the Agent and DG Bank hereby agree that, effective upon the execution and delivery of this Agreement by each such party: (a) the terms and provisions of the Receivables Purchase Agreement shall be and hereby are amended, superseded and restated in their entirety by the terms and provisions of this Agreement, except that any grant of security or other property interest by the Borrower pursuant to the Receivables Purchase Agreement shall remain effective as of the date any such grant first became effective, (b) "Purchaser's Total Investment" (as defined in the Receivables Purchase Agreement) shall constitute the initial outstanding Loans under this Agreement, and (c) the execution and delivery of this Agreement shall not effectuate a refinancing or novation of such Purchaser's Total Investment.
     Loans.  Upon the terms and subject to the conditions of this Agreement

(including, without limitation, those contained in Article V), from time to time prior to the Liquidation Date, Borrower may request on or before the last Business Day of any calendar week that Lender make loans ("Loans") to the Borrower on the last Business Day of the immediately succeeding calendar week and Lender shall make such Loans at such times and upon the terms and subject to the conditions set forth herein; provided, that under no circumstances shall the

Lender make any Loan if, after giving effect to such Loan, either (a) the aggregate principal amount of the Loans outstanding hereunder would exceed the Commitment Amount or (b) a Borrowing Base Deficiency would exist. Each Loan made pursuant to this Section 1.01 shall be in a minimum principal amount of at least $250,000. Each Loan shall be secured by the Pool Receivables, all related Contracts, all Related Security, Collections and all other proceeds, including books and records with respect to such Pool Receivables
     Borrowing Procedures; Security Interest; Collateral Assignment.

          Notice of Borrowing.  Each Loan from Lender to Borrower shall be made on notice from Borrower to the Agent (substantially in the form of Exhibit

     1.03) received by the Agent not later than 12:00 noon (New York City) time on the last Business Day of the calendar week preceding the date of such proposed Loan (which shall be the last Business Day of the calendar week following the date of such notice). Each such notice of a proposed Loan shall specify the desired amount and date of such Loan and the requested Yield Periods, funding sources and allocations of such Loan; it being understood and agreed, that the Lender shall have no obligation or commitment to fund any Loan with Commercial Paper Notes, but may agree to do so at its option. The Agent will notify the Lender of the request for a Loan and the terms thereof. The Lender shall notify the Agent as to whether the proposed Yield Period, funding sources and allocations of the amount of such Loan to such Yield Period are reasonably acceptable to it, and if not, what Yield Periods and allocations are acceptable to it. If the Lender and the Borrower cannot agree on terms prior to the close of business on the date of such notice, then the Lender shall make a Loan accruing Earned Discount at the Adjusted Eurodollar Rate or the CP Rate, as selected by the Lender in its sole discretion, for Yield Periods of not more than 30 days (as selected by the Agent); it being understood and agreed, that if the Lender is then able to issue Commercial Paper Notes in respect of this transaction, such Loan shall accrue Earned Discount at the CP Rate.
          Funding of Loan.  On the date of each Loan, Lender shall, upon satisfaction of the applicable conditions set forth in Article V make available to the Agent at the Agent's Office the amount of such Loan in same day funds, and after receipt by the Agent of such funds, the Agent will make such funds immediately available to Borrower at such office. Selection of Yield Periods; Continuation of Loans. At all times hereafter until the Liquidation Date, the Borrower shall, subject to the Agent's and the Lender's approval and subject to the limitations described below, select (i) Yield Periods and allocate a portion of the outstanding Loans to each selected Yield Period, so that each outstanding Loan is at all times allocated to a Yield Period and (ii) Yield Rates to apply to such Loans for such Fixed Periods. The initial Yield Period(s) and Yield Rate(s) applicable to the Loans included in any Borrowing shall be specified in the notice relating to such Borrowing described in Section 1.03(a). Subject to the satisfaction of the conditions precedent contained in Section 5.02, each Loan whose initial or any subsequent

Yield Period has been expired may be continued (a "Continuation") for an additional Yield Period. Each subsequent Yield Period shall commence on the last day of the immediately preceding Yield Period, and the duration of and Yield Rate applicable to such subsequent Yield Period shall be such as the Borrower shall select and the Agent shall approve on notice from the Borrower received by the Agent (including notice by telephone, confirmed in writing) not later than 12:00 noon (New York City time) on such last day, except that (A) if the Agent shall not have received such notice before 12:00 noon. or the Agent and the Borrower shall not have so mutually agreed on terms prior to the close of business on the date of such notice, then such Yield Period shall be for not more than 30 days (as selected by the Agent) and the Yield Rate shall be the Adjusted Eurodollar Rate or the CP Rate, as selected by the Lender in its sole discretion (it being understood and agreed that if the Lender is then able to issue Commercial Paper Notes in respect of this transaction, such Loan shall accrue Earned Discount at the CP Rate) and (B) if the Borrower is requesting that Earned Discount accrue at the Adjusted Eurodollar Rate for such Yield Period, such notice must be received by the Agent no later than 12:00 noon on the second Business Day prior to such last day. On or after the Liquidation Date, the Agent shall have the right to allocate outstanding Loans to Yield Periods of such duration as shall be selected by the Agent. The Lender shall, on the first day of each Yield Period, notify the Agent of the Yield Rate for the Loans allocated to such Yield Period.
     Evidence of Debt.  The Lender shall maintain an account or accounts evidencing the indebtedness of the Borrower to the Lender resulting from each Loan owing to the Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder. The entries made in such account(s) of the Lender shall be conclusive and binding for all purposes, absent manifest error. The Loans shall also be evidenced by a promissory note in the form attached hereto as Exhibit 1.05 (the "Note") having a stated principal amount equal to the Commitment Amount.

                                    RESERVED

                                  SETTLEMENTS
     Settlement Procedures.  The Servicer, as agent for the Agent and the Lender will apply the funds on deposit in the Collection Account as described in this
Section 3.01.
          Earned Discount and Liquidation Fees.  The Servicer shall on each

     Business Day (including any Settlement Date), out of moneys then on deposit in the Collection Account and not previously set aside pursuant to this
     Section 3.01(a) or Section 3.01(c), set aside in the Collection Account for transfer at the further direction of the Lender or the Agent (whether on such day or on a subsequent day) an amount equal to the Earned Discount accrued through such day and not so previously set aside and the amount of any unpaid Liquidation Fees owed to the Lender on such day. Prior to the occurrence of the Termination Date, the Servicer, and thereafter the Agent, shall, on each Business Day preceding an Earned Discount Payment Date, withdraw from the Collection Account and deliver to the Agent, from the funds set aside pursuant to the preceding sentence (but only to the extent that such amounts exceed from and after the Servicer Transfer Event, accrued and unpaid fees and expenses due to the Servicer) and not paid over to the Lender pursuant to the preceding sentence, an amount equal to accrued and unpaid Earned Discount payable on such Earned Discount Payment Date, and on such Earned Discount Payment Date, the Agent shall pay such amount to the Lender. On any Business Day on which an amount is set aside in respect of Liquidation Fees pursuant to this Section 3.01(a), the Agent shall direct the Servicer to pay such funds to the Lender in payment of such Liquidation Fees.
          Loan Repayment and Prepayment.  The Servicer shall, on the last day of each Yield Period that is not a Settlement Date transfer moneys held by the Servicer in the Collection Account in excess of the Accrued Facility Costs, to pay the Agent for the account of the Lender in repayment of the Loans, an amount equal to (i) on and after the Liquidation Date, the aggregate outstanding principal amount of the Loans allocated to such Yield Period and (ii) prior to the Liquidation Date, the greater of (A) the Borrowing Base Deficiency (if any) as of such date and (B) the amount of the Loans to be prepaid on such date pursuant to the next sentence. The Borrower shall have the right, subject to the obligations contained in that certain side letter agreement dated as of May 26, 2000 among the Borrower, the Servicer, the Originators, the Agent and the Lender, at any time and from time to time to prepay the Loans, in whole or in part, upon at least three Business Days' written notice to the Agent with respect to any partial prepayment and five Business Days' written notice with respect to any prepayment in full of the Loans, which notice shall specify the proposed prepayment date and the amount of such prepayment, provided that (i) any partial prepayment shall be not less than $250,000 and shall be an integral multiple of $100,000 in excess of such amount, and (ii) the outstanding principal balance of the Loans after giving effect to any prepayment shall be not less than $10,000,000 unless the Loans are being prepaid in full. Each notice of prepayment shall be irrevocable and binding on the Borrower.
          Settlement Date Transfers from Collection Account. Prior to the occurrence of the Termination Date, Agent shall, on the Business Day preceding each Settlement Date, withdraw from the Collection Account and deliver to the Agent from the funds in excess of the amounts set aside pursuant to Section 3.01(a) or previously set aside pursuant to this

     Section 3.01(c), such amount of funds as is necessary to make the payments described below according to the priority set forth below. On each Settlement Date the Agent shall then distribute such funds in the amounts and according to the priority set forth below. After the occurrence of the Termination Date, the Agent shall withdraw such amounts on such Settlement Date, as applicable, from the Collection Account (to the extent on deposit therein):
               (i) transfer to the Custodian an amount equal to (and for payment of) (A) the Custodian Fees which have accrued and are unpaid as of such Settlement Date, less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such Custodian Fees pursuant to this Section 3.01(c);

               (ii) transfer to the Servicer, if not an Originator or the Parent or any Affiliate of an Originator or the Parent, an amount equal to the Servicer's Fee which is accrued and unpaid as of such Settlement Date less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such Servicer's Fee pursuant to this Section 3.01(c);

               (iii) allocate to the Agent for the account of the Lender and the Liquidity Banks an amount equal to (and for payment of) (A) the Program Fee and Non-Use Fee which have accrued and are unpaid as of such Settlement Date less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such Program Fee and Non-Use Fee pursuant to this
          Section 3.01(c) ;

               (iv)     transfer to the Backup Servicer an amount equal to
          (A) the Backup Servicer Fee which is accrued and unpaid as of such Settlement Date less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such Backup Servicer Fee pursuant to this Section 3.01(c);

               (v) allocate to the Servicer (if the Servicer is an Originator, the Parent or any Affiliate of an Originator or the Parent) an amount equal to (A) fifty percent (50.0%) of the accrued and unpaid Servicer's Fee as of such Settlement Date less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such portion of the Servicer's Fee pursuant to this Section 3.01(c);


               (vi) transfer to the Agent an amount equal to the Borrowing Base Deficiency (if any) as of such Settlement Date;
               (vii) allocate to the Agent for the account of the Lender, the Agent, any Liquidity Bank, or any other Person (other than the Parent or any of its Subsidiaries or Affiliates), as the case may be, an amount equal to (a) the aggregate amount of any Designated Obligations owing to such Person hereunder less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such Obligations pursuant to this Section 3.01(c);

               (viii) so long as no Borrowing Base Deficiency shall exist or would be created by such transfer, allocate to the Servicer (if the Servicer is an Originator, the Parent or any Affiliate of an Originator or the Parent) an amount equal to (A) the remaining fifty percent (50.0%) of the accrued and unpaid Servicer's Fee as of such Settlement Date less (B) the amount, if any, of the moneys then on deposit in the Collection Account theretofore allocated to the payment of such portion of the Servicer's Fee pursuant to this Section

          3.01(c);

               (ix) if any Loans are to be prepaid on such Settlement Date pursuant to subsection (b) above, transfer to the Agent an amount equal to the amount of such prepayment;
               (x) prior to the Liquidation Date, first, so long as no Borrowing Base Deficiency would be created thereby, transfer to the Borrower an amount equal to the Borrowing Base Surplus on such date, if any, immediately prior to such distribution; second, if such Settlement Date is the last day of any Yield Period(s) for any Loan(s) then outstanding, transfer to the Agent for the account of the Lender the amount necessary to repay such Loans in full if such Loans are not being Continued; and third, set aside in the Collection Account an amount equal to the remainder of such moneys for application on the succeeding Business Day in accordance with this Section 3.01;

               (xi) on and after the Liquidation Date, first, if such Settlement Date is the last day of any Yield Period(s) for any Loan(s) then outstanding, to the Agent for the account of the Lender in an amount necessary to repay such Loans in full, and second, set aside in the Collection Account an amount equal to the remainder of such moneys for application on the succeeding Business Day in accordance with this
          Section 3.01; and

               (xii) transfer to the Borrower (by wire transfer or ACH transfer, as directed by the Borrower), any remaining amounts.
     To the extent insufficient funds exist to pay all of the foregoing amounts, such amounts shall be paid in the order of priority set forth above and pro rata as among such amounts of equal priority. Any moneys allocated to the payment of Custodian's Fees, Servicer's Fee, Program Fee, Non-Use Fee, Backup Servicer Fees and Designated Obligations pursuant to this
     Section 3.01(c) on any Settlement Date shall be either (A) transferred on such Settlement Date to the applicable payee, to the extent such Obligations are then due and payable or (B) set aside in the Collection Account and transferred to the applicable payee at the time such Obligations become due and payable. The Servicer shall make the foregoing transfers in accordance with this Section 3.01(c)

          Borrowing Base Deficiency Payments.  Notwithstanding anything to the contrary contained in this Section 3.01 or in any other provision in this Agreement, if, on any Business Day a Borrowing Base Deficiency shall exist, then, the Borrower shall remit to the Agent, prior to any Borrowing and in any event no later than the close of business of the Agent on the next succeeding Business Day, a payment (to be applied by the Agent to repay Loans allocated to Yield Periods selected by the Agent) in such amount as may be necessary to eliminate such Borrowing Base Deficiency.
     Reserved.

     General Settlement Procedures.  The parties hereto will take the following actions:
          Settlement Statement.  On the fifth Business Day following the Cut-Off

     Date for each Settlement Period, Servicer shall deliver to the Agent a report (together, if requested by the Agent, with a computer diskette containing such information) containing the information described in
     Exhibit 3.03(a) (each, a "Settlement Statement"), including a listing of all Contracts (by contract number, Direct Obligor and amount financed) transferred by the Originators to the Borrower during such Settlement Period.
          Weekly Report.  On each Weekly Report Date, Servicer shall deliver to the Agent a report (together, if requested by the Agent, with a computer diskette containing such information) containing the information described in Exhibit 3.03(b) (each a "Weekly Report"); provided, however, that no

     Weekly Report shall be required to be delivered to the Agent in any week to the extent that a Settlement Statement which is required to be delivered during such week pursuant to Section 3.03(a) above is so delivered to the

     Agent during such week.
          Notification of Earned Discount: Other Amounts Due.  On the Business

     Day immediately preceding any Earned Discount Payment Date, the Agent shall notify Servicer of the approximate amount of Earned Discount that will be payable on such Earned Discount Payment Date. In addition, on the second Business Day following such Cut-Off Date, the Agent shall notify Servicer of the amount of all fees (including the Program Fee, Non-Use Fee, the Servicer's Fee, the Backup Servicer Fee and the Custodian's Fee) and Designated Obligations and other amounts accrued and payable by Borrower under this Agreement.
          Non-Distribution of Servicer's Fee.  If the Agent consents (which consent may be revoked at any time), the amounts (if any) set aside pursuant to Section 3.01 in respect of Servicer's Fee may be retained by

     Servicer, in which case no distribution shall be made in respect of Servicer's Fee pursuant to Section 3.01 above.

          Allocations of Obligor's Payments.  Except as provided for herein or as otherwise required by law or the underlying Contract, all Collections received from an Obligor of any Receivable shall be applied to Pool Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest such Pool Receivable, except if payment is designated by such Obligor for application to specific Receivables or can be readily identified to specific Receivables, in which case it shall be applied to such specified Receivables. For each Settlement Period Collections will be allocated so that all Collections up to the amount of Finance Charge Receivables billed in respect of the immediately preceding Settlement Period will be deemed Collections of Finance Charge Receivables and the remaining amount of such Collections will be deemed Collections of Principal Receivables.
          Collection Account: Deposits and Withdrawals.

               Deposits to Collection Account.  Each of Borrower and Servicer

          will, with respect to Collections in respect of Pool Receivables received by them, and will cause each Lock-Box Bank, with respect to Collections in respect of Pool Receivables received in any lock-box to, deposit such Collections in the Collection Account immediately upon identification thereof, but in no event later than one Business Day after receipt thereof. Such amounts to be deposited in the Collection Account by Borrower, Servicer or the applicable Lock-Box Banks shall include, but not be limited to, the following: (x) any and all Collections and other payments in respect of Receivables (whether on account of Principal Receivables, Finance Charge Receivables or otherwise), related Contracts, and Related Security and any proceeds thereof, (y) all amounts transferred from the Lock-Box Accounts, and
          (z) all Indemnified Amounts paid by Borrower or the Originators for Receivables which have become Adverse Determination Receivables or on account of a breach of representation or warranty with respect thereto or for any other reason. Servicer (or its designee or successor) shall notify the Agent of the amount of funds deposited in the Collection Account not received from Pool Receivables and the Agent (if it shall agree with Servicer) shall remit (or cause the Servicer to remit) such funds as soon as practicable after such notification to such account as Servicer (or its designee or successor) shall designate.
               Withdrawals from Collection Account.  Prior to the Termination

          Date, the Agent shall permit the Servicer, to access the Collection Account in connection with its duties as Servicer and, in that connection the Servicer, may withdraw funds on deposit therein in accordance with, and for the purposes permitted under, the provisions of the Transaction Documents. Upon the occurrence of the Termination Date, (x) the Servicer's right of access to the Collection Account shall terminate immediately without any further action by any Person being required (but the Servicer shall be permitted to make deposits in each case with the consent of the Agent) and (y) the Agent or its designee (which may be the Backup Servicer) shall thereafter make all withdrawals in accordance with the terms hereof or may transfer funds to the Liquidation Collection Account and shall make such withdrawals from the Liquidation Collection Account as if it were the Collection Account.
          Permitted Dividends.  So long as no Liquidation Event or Unmatured

     Liquidation Event then exists or would result therefrom, the Borrower may remit Permitted Dividends, if any, to UPAC on the Business Day next following each Settlement Date. Unless specifically permitted hereunder or under any other Transaction Document to pay for Receivables, in payment of fees, etc., Borrower shall make no other payments to UPAC or any of the Originators or any of their Subsidiaries or any Affiliate.
     Deemed Collections.

          Deemed Collections.  If on any day

               the Unpaid Balance of any Pool Receivable is reduced as a result of any dispute or complaint, any cash discount, or any adjustment by Borrower, the applicable Originator or Servicer or any Affiliate of Borrower, the applicable Originator or Servicer, or reduced or canceled as a result of a setoff in respect of any claim by the Obligor thereof against Borrower, the applicable Originator or any Affiliate of Borrower or the applicable Originator (whether such claim arises out of the same or a related or an unrelated transaction), or reduced on account of the obligation of Borrower or any Affiliate of Borrower or the applicable Originator to pay to the related Obligor any rebate or refund, or less than the amount included in calculating the Net Pool Balance for purposes of any Settlement Statement, or
               any of the representations or warranties of Borrower set forth in
          Section 6.01(l) or (p) were not true when made with respect to any

          Eligible Receivable that is a Pool Receivable or any Pool Receivable represented to be an Eligible Receivable, or any of the representations or warranties of Borrower set forth in Section 6.01(l)

          are no longer true with respect to any Eligible Receivable that is a Pool Receivable, or any Pool Receivable becomes an Adverse Determination Receivable. then, on such day, in the case of clauses (i) and (ii) above and in the case of clause (iii) above upon demand of the Lender in its sole discretion, within three Business Days after notice has been given to the Lender by the Borrowers or by the Lender to the Borrower of any Adverse Determination or at the end of the related applicable Yield Periods, Borrower shall be deemed to have received a Collection (such Collection, a "Deemed Collection") of such Pool Receivable in the case of clause (i) above, in the amount of such reduction or cancellation or the difference between the actual Unpaid Balance and the amount included in calculating such Net Pool Balance, as applicable;
               in the case of clause (ii) above, in the amount of the Unpaid

                    Balance of such Pool Receivable;
               in the case of clause (iii) above, in the amount of the Unpaid

                    Balance of such Pool Receivable;
               On any day the Borrower is deemed to have received a Deemed
                    Collection pursuant to this Section 3.04, the Borrower shall deposit the amount of such Deemed Collection in the Collection Account for application in accordance with this
                    Article III; and
               In the event that any Indemnified Party shall incur or expects to incur any demonstrable loss or expense as a result of the redeployment of amounts received pursuant to clause iii of

                    Section 3.04(a), then, within three Business Days after

                    written notice from Lender to Borrower, Borrower shall pay to Lender such additional amounts as will (in the reasonable determination of the Indemnified Parties) reimburse the Indemnified Parties for such demonstrable loss or expense. Such written notice shall, in the absence of demonstrable error, be conclusive and binding on Borrower. This clause

                    (E) shall survive the termination of this Agreement.

     PAYMENTS AND COMPUTATIONS, ETC.

          Payments.  All amounts to be paid or deposited by Borrower or Servicer to the Agent or any other Person hereunder (other than amounts payable under Section 4.02) shall be paid or deposited in accordance with the terms hereof no later than 12:00 noon (New York time) on the day when due in lawful money of the United States of America in same day funds to the Agent's account at Bank of New York, Account No. 8900433876, ABA No.: 021-000-018; Credit: DG Bank, New York.
          Late Payments.  Borrower or Servicer, as applicable, shall, to the extent permitted by law, pay to Lender interest on all amounts not paid or deposited when due hereunder at 2% per annum above the Base Rate, payable on demand, provided, however, that such interest rate shall not at any time exceed the maximum rate permitted by applicable law.
          Method of Computation.  All computations of interest, Earned Discount any fees payable under Sections 4.01(b) and (c) and any other fees payable by Borrower to the Lender or the Agent hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.
     Treatment of Collections and Deemed Collections.  Borrower shall forthwith deposit in the Collection Account all Collections deemed received by Borrower pursuant to Section 3.04 and such Collections shall be held or distributed as

Earned Discount, accrued Servicer's Fee, accrued Backup Servicer Fee, accrued Custodian's Fee, accrued Program Fees, accrued Non-Use Fees, repayment of the Loans, etc. to the same extent as if such Collections had actually been received on the date of such deposit in the Collection Account. So long as Borrower shall hold any Collections or deemed Collections required to be paid to Servicer, Lender or the Agent, it shall hold such Collections in trust and shall clearly mark its records to reflect such trust.
     OPTIONAL FACILITY TERMINATION.  If on any Settlement Date the outstanding principal balance of the Loans shall equal or be less than 25% of the greatest outstanding principal balance of the Loans at any time prior to such Settlement Date, Borrower shall, subject to the obligations contained in that certain side letter agreement dated as of May 26, 2000 among the Borrower, the Servicer, the Originators, the Agent and the Lender, be entitled, upon payment in full in cash of all the Obligations, to terminate this Agreement on such Settlement Date. Borrower shall give Lender at least five Business Days' prior written notice of such termination and upon payment of all Obligations as specified below, Agent shall, at the sole cost and expense of the Borrower, release its security interest in all Collateral to the Borrower pursuant to a release acceptable to the parties, but without representation or warranty except that the Collateral is free of offset, liens and other encumbrances created by the Agent or the Lender. Borrower shall pay the Obligations in cash to the Agent on behalf of Lender in an amount equal to the sum of (i) all accrued and unpaid Earned Discount plus any Liquidation Fee owing with respect thereto as a result of the early termination of any Yield Period, (ii) the outstanding principal balance of the Loans, (iii) the aggregate of other amounts then owed hereunder by Borrower to Lender, any Liquidity Bank, the Agent or the Custodian (including, without limitation, the accrued and unpaid Custodian's Fee), (iv) the accrued and unpaid Servicer's Fee, and (v) the accrued and unpaid Backup Servicer Fee. Upon receipt of the aforesaid amounts the Agent shall distribute them (i) to Lender or the Agent, as applicable (a) in payment of the accrued and unpaid Earned Discount and Liquidation Fee (if any), (b) in repayment of the Loans and (c) in payment of any other amounts owed by Borrower hereunder to Lender, any Liquidity Bank or Agent, (ii) to Servicer in payment of the accrued and unpaid Servicer's Fee, (iii) to the Backup Servicer in payment of the accrued and unpaid Backup Servicer Fee, and (iv) to the Custodian in payment of the accrued and unpaid Custodian's Fee.
     Custody Arrangement.  The Agent  shall enter into the Custody Agreement with the Custodian on or prior to the date hereof. On each Friday of each calendar week Borrower and Servicer shall, unless the Agent shall otherwise agree in writing, deliver to the Custodian on behalf of Lender and Borrower in accordance with their respective interests each and every Contract (not previously delivered to the Custodian) purchased by the Borrower under the Purchase and Sale Agreement and prior to such Friday; provided that, with respect to any Contract as to which adequate reproductions cannot be made for servicing purposes due to the poor quality of the original thereof, Servicer may retain custody of such Contract, but shall hold it in trust for the benefit of the Agent, the Lender and Borrower in accordance with their respective interests; provided, further, that the number of Contracts so held by the

Servicer in trust shall not exceed 1% of all Contracts then owned by Borrower. A schedule identifying the Contracts by contract number, Direct Obligor and amount financed thereunder shall be delivered to the Agent and the Custodian on or before the delivery of such Contracts on such Friday; all such schedules for each Settlement Period shall be attached to the Settlement Statement for such Settlement Period along with a certification by Borrower and Servicer as to the accuracy of such schedules.
     Establishment of Collection Account; Investments by Agent.

          Collection Account.  On or before the first Borrowing, the Agent shall establish, for the benefit of the Lender and the Borrower, to the extent of their respective interests therein, an account (the "Collection Account"),

     which shall be a demand deposit account maintained by the Originators, the exclusive dominion and control of which have been conveyed by the Originators to the Borrower and by the Borrower to the Agent, for the benefit of the Lender, pursuant to the Lock-Box Agreement. Subject to the further provisions of this Section 3.09(a), the Agent shall, upon receipt or upon transfer from another account, as the case may be, deposit into the Collection Account all amounts received by it which are required to be deposited therein in accordance with the provisions hereof. All such amounts and all investments made with such amounts, including all income and other gain from such investments, shall be held by the Agent in the Collection Account or the Liquidation Collection Account as part of the Receivables Pool as herein provided, subject to withdrawal for the purposes specified in the provisions of, this Agreement. The Agent (other than for the account of the Lender) shall not have any right of set-off with respect to the Collection Account or the Liquidation Collection Account or any investments therein, whether or not commingled. Notwithstanding any other provision herein, it shall be understood that the Agent, after the occurrence of the Termination Date, shall have the right to transfer any of the amounts at any time on deposit (whether or not required to be held in the Collection Account) in the Collection Account to a segregated trust account maintained with and in the name of the Agent for the benefit of Lender and Borrower to the extent of their respective interests therein (such account the "Liquidation Collection Account").

          Administration of Payments.  Unless otherwise advised by Servicer in writing, the Agent may assume that any amount remitted to it by Servicer, the Borrower or any Lock-Box Bank is to be deposited into the Collection Account. The Agent may establish from time to time such deadline or deadlines as it shall determine are reasonable or necessary in the administration hereof after which all amounts received or collected by the Agent on any day shall not be deemed to have been received or collected until the next succeeding Business Day.
          Investments.  Pursuant to one or more Borrower Orders received from

     Borrower, all or a portion of the amounts in the Collection Account and the Liquidation Collection Account shall be invested and reinvested by the Agent in one or more Eligible Investments. Subject to the restrictions on the maturity of investments set forth in Section 3.09(e), each such

     Borrower Order may authorize the Agent to make the specific Eligible Investments set forth therein, to make Eligible Investments from time to time consistent with the general instructions set forth therein, or to make specific Eligible Investments pursuant to instructions received in writing or by facsimile transmission from the employees or agents of Borrower or the Servicer, as the case may be, identified therein, in each case in such amounts as such Borrower Order shall specify. Borrower agrees to report as income for financial reporting and tax purposes (to the extent reportable) all investment earnings on amounts in the Collection Account. Each of Borrower and Servicer agrees to give appropriate and timely investment directions to the Agent so that there will not be more than two Business Days in any one calendar year at the end of which funds in the Collection Account or the Liquidation Collection Account are not invested, directly or indirectly, pursuant to a Borrower Order in Eligible Investments that mature on or after the opening of business on the next Business Day.
          Investments in the Absence of a Borrower Order.  In the event that (i)

     Borrower shall have failed to give investment directions to the Agent by 9:30 A.M. on any Business Day on which there may be uninvested cash or (ii) a Liquidation Event or Unmatured Liquidation Event shall have occurred and be continuing, then the Agent shall invest such funds in Eligible Investments as it deems appropriate in its sole discretion. All investments made by the Agent shall mature no later than the maturity date therefor permitted by Section 3.09(e).

          Maturity of Investments.  No investment of any amount held in the

     Collection Account or the Liquidation Collection Account shall mature later than the Business Day immediately preceding the Earned Discount Payment Date or Settlement Date which is scheduled to occur immediately following the date of investment for application in accordance with the provisions of this Agreement. All income or other gains from the investment of moneys deposited in the Collection Account or the Liquidation Collection Account, as applicable, shall be deposited by the Agent in the affected account immediately upon receipt. Any net loss (determined on a month by month basis) resulting from such investment of amounts in the Collection Account or the Liquidation Collection Account, as applicable, shall be charged to Borrower, which, upon notice thereof by the Agent, shall reimburse the Collection Account or the Liquidation Collection Account, as applicable, for such loss.
          Form of Investment.  Any investment of funds in the Collection Account or the Liquidation Collection Account shall be made under the following terms and conditions:
               each such investment shall be made in the name of the Agent (in its capacity as such) or in the name of a nominee of the Agent, in either case for the benefit of the Lender and the other Secured Parties; and
               any certificate or other instrument evidencing such investment shall be delivered directly to the Agent or its agent and the Agent shall have sole possession of such instrument, and all income on such investment.
          Agent Not Liable.  The Agent shall not in any way be held liable by reason of any insufficiency in the Collection Account or the Liquidation Collection Account resulting from losses on investments made in accordance with the provisions of this Section 3.09 (but the Agent shall at all times remain liable for its own debt obligations, if any, constituting part of such investments). The Agent shall not be liable for any investment made by it in accordance with this Section 3.09 on the grounds that it could have made a more favorable investment.

                           FEES AND YIELD PROTECTION
     Fees.

          Structuring Fee.  Borrower has paid to the Agent on May 26, 2000, for its own account, a structuring fee ("Structuring Fee") in the amount set forth in the Fee Letter.
          Program Fee.  From the date hereof until the date, following the

     Termination Date on which the outstanding principal balance of the Loans and Earned Discount thereon shall have been paid in full, Borrower shall pay to the Agent, a program fee ("Program Fee") equal to the product of (x)

     the average daily amount of the outstanding principal balance of the Loans during the period for which such fee is being calculated, times (y) the

     Program Fee Rate. Such Program Fee shall be paid in arrears, on the Settlement Date for each Settlement Period and on the Final Payout Date, in the amount of such Program Fee that shall have accrued during such Settlement Period (or portion thereof) or other period then ending and which shall not have been previously paid.
          Non-Use Fee.  From the date hereof until the Termination Date,

     Borrower shall pay to Agent a non-use fee (the "Non-Use Fee") equal to the product of (x) the daily average amount of the difference between the Commitment Amount and the average daily amount of the outstanding principal balance of the Loans during the period for which such fee is being calculated, times (y) the Non-Use Fee Rate. Such Non-Use Fee shall be paid in arrears, on the Settlement Date for each Settlement Period and on the Termination Date, in the amount of such Non-Use Fee that shall have accrued during such Settlement Period (or portion thereof) or other period then ending and which shall not have been previously paid.
     Yield Protection.

          If (i) Regulation D or (ii) any Regulatory Change occurring after the date hereof shall subject an Affected Party to any tax, duty or other charge with respect to any Loan owned by or funded by it, or any obligations or right to make or maintain Loans or to provide funding therefor, or shall change the basis of taxation of payments to the Affected Party of any Lender's Loans or Earned Discount owned by, owed to or funded in whole or in part by it or any other amounts due under this Agreement in respect of the Loans owned by or funded by it or its obligations or rights, if any, to make or maintain Loans or to provide funding there for (except for changes in the rate of tax on the overall net income of such Affected Party imposed by the United States of America or any state thereof (unless, with respect to a state, other than the state in which such Affected Party's chief executive offices are located, resulting from, or arising out of, the transactions contemplated under the Transaction Documents) and, if such Affected Party's principal executive office is not in the United States of America, by the jurisdiction where such Affected Party's principal office in the United States is located); or
               shall impose, modify or deem applicable any reserve (including, without limitation, any reserve imposed by the Federal Reserve Board, but excluding any reserve included in the determination of Earned Discount), special deposit or similar requirement against assets of any Affected Party, deposits or obligations with or for the account of any Affected Party or with or for the account of any affiliate (or entity deemed by the Federal Reserve Board to be an affiliate) of any Affected Party, or credit extended by any Affected Party; or
               shall change the amount of capital maintained or required or requested or directed to be maintained by any Affected
                    Party;
               shall impose any other condition affecting any Loans owned or funded in whole or in part by any Affected Party, or its obligations or rights, if any, to make or maintain Loans or to provide funding therefor; or
               shall change the rate for, or the manner in which the Federal
                    Deposit Insurance Corporation (or a successor thereto) assesses, deposit insurance premiums or similar charges;
          and the result of any of the foregoing is or would be
               (x) to increase the cost to (or in the case of Regulation D referred to above, to impose a cost on) (I) an Affected Party funding or making or maintaining any Loans or other extensions of credit under the Liquidity Agreement or any commitment of such Affected Party with respect to any of the foregoing, or (II) the Agent for continuing its or Borrower's or the Originator's relationship with Lender (Borrower shall at no time, with regard to Regulation D, be required to pay an increased cost hereunder in excess of the actual increased cost imposed on the Affected Party),
               (y) to reduce the amount of any sum received or receivable by an Affected Party under this Agreement or under the Liquidity Agreement with respect thereto, or
               (z) in the sole determination of such Affected Party, to reduce the rate of return on the capital of an Affected Party as a consequence of its obligations hereunder or arising in connection herewith to a level below that which such Affected Party could otherwise have achieved, then within thirty days after demand by such Affected Party (which demand shall be accompanied by a statement setting forth the basis of such demand), Borrower shall pay directly to such Affected Party such additional amount or amounts as will compensate such Affected Party for such additional or increased cost or such reduction.
          Each Affected Party will promptly notify Borrower and the Agent of any event of which it has knowledge which will entitle such Affected Party to compensation pursuant to this Section 4.02; provided, however, no failure to give or delay in giving such notification shall adversely affect the rights of any Affected Party to such compensation.
          In determining any amount provided for or referred to in this Section

     4.02, an Affected Party may use any reasonable averaging and attribution methods that it (in its sole discretion) shall deem applicable. Any Affected Party when making a claim under this Section 4.02 shall submit to

     Borrower a statement as to such increased cost or reduced return (including calculation thereof in reasonable detail), which statement shall, in the absence of demonstrable error, be conclusive and binding upon Borrower. Funding Losses. In the event that the Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to make or maintain any Loan) as a result of (i) any payment with respect to any Loan being made on any day other than the scheduled last day of an applicable Yield Period or Settlement Date with respect thereto, or (ii) any Loan not being made in accordance with a request therefore under Section 1.03, then, upon written notice from the Agent to Borrower and Servicer, Borrower shall pay to Servicer, and Servicer shall pay to the Agent for the Account of the Lender, the amount of such loss or expense. Such written notice (which shall include calculations in reasonable detail) shall, in the absence of manifest error, be conclusive and binding upon the Borrower and Servicer.

                              CONDITIONS OF LOANS
     Conditions Precedent to Initial Loan.  The initial Loan to be made hereunder is subject to the condition precedent that the Agent shall have received, on or before the date of such Loan, the following, each (unless otherwise indicated) dated such date and in form and substance satisfactory to the Agent:
          A copy of the resolutions of the Board of Directors of each of the Borrower, UPAC and UPAC of California approving this Agreement, the Purchase and Sale Agreement and the other Transaction Documents, as applicable, to be delivered by them hereunder and the transactions contemplated hereby and thereby, certified in each case by its respective Secretary or Assistant Secretary;
          Good standing certificates (i) for Borrower issued by the Secretaries of State of Delaware and Kansas, (ii) for UPAC issued by the Secretaries of State of Missouri and Kansas, and (iii) for UPAC of California issued by the Secretaries of State of California and Kansas.
          A certificate of the Secretary or Assistant Secretary of each of the Borrower, UPAC and UPAC of California certifying the names and true signatures of the officers authorized on their behalf to sign, as applicable, this Agreement, the Purchase and Sale Agreement and the other Transaction Documents to be delivered by them hereunder (on which certificate the Agent and Lender may conclusively rely until such time as the Agent shall receive from Borrower, UPAC and/or UPAC of California, as applicable, a revised certificate meeting the requirements of this subsection (c));

          The Articles of Incorporation of Borrower, UPAC and UPAC of California, duly certified by the Secretary of State of their respective states of incorporation, as of a recent date acceptable to the Agent, together with a copy of the By-laws of Borrower, UPAC and UPAC of California, duly certified by the Secretary or an Assistant Secretary of Borrower, UPAC and UPAC of California, respectively;
          Copies of acknowledgment copies of (i) proper amendments to Financing Statements (Form UCC-2), naming Oxford, as Originator, as the assignor of Receivables, Borrower, as secured party/purchaser, and the Agent as assignee of such Financing Statements, (ii) proper amendments to Financing Statements (Form UCC-2), naming UPAC as the assignor of Receivables, Borrower as secured party/purchaser, and the Agent as assignee of such Financing Statements, (iii) proper amendments to Financing Statements (Form UCC-2), naming UPAC of California as the assignor of Receivables, Borrower as secured party/purchaser, and the Agent as assignee of such Financing Statements, (iv) proper amendments to Financing Statements (Form UCC-2), naming Borrower as the assignor of Receivables or an undivided interest therein and the Agent as assignee and (v) proper terminations of Financing Statements (Form UCC-3), terminating any and all Financing Statements which cover any Receivable or Contract other than pursuant to this Agreement or the Purchase and Sale Agreement;
          Copies of search reports (including tax, UCC, ERISA and judgment liens) provided in writing to the Agent, listing all effective financing statements that name Borrower, Oxford, UPAC or UPAC of California as debtor and that are filed in or relate to the jurisdictions in which filings were made pursuant to subsection (e) above, together with copies of such financing statements (none of which shall cover any Receivables or Contracts);
          Duly executed Lock-Box Agreements with the Lock-Box Banks;
          Duly executed Purchase and Sale Agreement satisfactory to the Agent; Duly executed Custody Agreement satisfactory to the Agent;
          Duly executed Backup Servicing Agreement satisfactory to the Agent; Opinion of Kutak Rock, counsel to Borrower and the Originators as to perfection, authority and other matters in substantially the form attached as Exhibit 5.01(k)-1;

          Opinion of Kutak Rock, counsel to Borrower, as to "true sale" and "non-substantive consolidation" in substantially the forms attached as Exhibits 5.01(l)-1 and 5.01(l)-2;

          [Reserved];
          Such sublicenses as Lender or the Agent shall require with regard to all programs leased by Borrower, UPAC or UPAC of California and used in the servicing of the Receivables Pool;
          Such powers of attorney as Lender or the Agent shall reasonably request to enable them to collect all amounts due under any and all Pool Receivables;
          Evidence that each of the Originators and the Borrower has marked its master data processing records to reflect the Agent's security interest in each Pool Receivable;
          [Reserved]
          An executed copy of the Tax Sharing Agreement among Parent and its "affiliated group of companies" (including UPAC, UPAC of California and Borrower), a copy of which is attached as Exhibit 5.01(r);

          (i) A Settlement Statement, prepared in respect of the proposed Loan, assuming a Cut-Off Date of July 15, 2000, (ii) a Weekly Report covering the week ended August 25, 2000, (iii) schedule of information for Receivables related to such Loan in an electronic format acceptable to the Agent, and
     (iv) implementation of Settlement reporting procedures and formats satisfactory to the Agent;
          [Reserved];
          Duly executed Liquidity Agreement;
          Duly executed Fee Letter;
          Certified copy of the Credit and Collection Policy of each of UPAC, UPAC of California and Oxford;
          Satisfactory completion of due diligence (including the collateral audit) by the Agent;
          Letters from the rating agencies then rating the Commercial Paper Notes, confirming in effect that the existing ratings of the Commercial Paper Notes will remain in effect after giving effect to the transactions contemplated hereby;
          Letter Agreement among the Borrower, the Originators, the Servicer and the Agent regarding exclusivity.
          Such other further documents, certificates, information and/or approvals as Lender, the Agent or any Liquidity Bank shall reasonably request.
     Conditions Precedent to All Loans.  Each Loan (including the initial Loan)

and each Continuation of each Loan beyond its initial Yield Period shall be subject to the further conditions precedent that on the date of such Loan or any Continuation thereof (i) in the case of a Loan, the Borrower shall have delivered the Weekly Report or Settlement Statement required to be delivered during such week pursuant to Section 3.03(b) or 3.03(a), respectively, covering the calendar week or Settlement Period, as applicable, most recently ended, and
(ii) the following statements shall be true (and Borrower by accepting the amount of such Loan or by having such Loan continued on each date that its Yield Period ends shall be deemed to have certified that):
          the representations and warranties contained in Sections 6.01 and 6.02 hereof and in the Purchase and Sale Agreement are correct on and as of such day as though made on and as of such day and shall be deemed to have been made on such day, no event has occurred and is continuing, or would result from such Loan or Continuation thereof, that constitutes a Liquidation Event or Unmatured Liquidation Event,
          except as provided in Section 3.08, for each Receivable financed by a

     Loan or Continuation thereof, a fully executed Contract shall have been delivered to the Custodian (as Lender's designee), no later than the Friday following such Loan or Continuation thereof, after giving effect to each proposed Loan or Continuation thereof, the aggregate outstanding principal balance of the Loans will not exceed the lesser of the Borrowing Base or the Commitment Amount, the Advance Rate shall not exceed the Maximum Advance Rate and the Effective Advance Rate shall not exceed the Maximum Effective Advance Rate, and the Liquidation Date shall not have occurred;
provided, however, the absence of the occurrence and continuance of an Unmatured

Liquidation Event shall not be a condition precedent to any Continuation of a Loan on any day which does not cause the outstanding principal balance of all Loans, after giving effect to such Continuation, to exceed the outstanding principal balance of all Loans as of the opening of business on such day.

                         REPRESENTATIONS AND WARRANTIES
     Representations and Warranties of Borrower.  In order to induce the Lender and the Agent to enter into this Agreement and the other Transaction Documents, Borrower represents and warrants to each of them as follows:
          Organization and Good Standing.  Borrower has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Delaware, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire, own, dispose of, and otherwise deal with, the Pool Receivables.
          Due Qualification.  Borrower is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including, without limitation, such business as a "premium finance company") requires such qualification or approvals.
          Power and Authority: Due Authorization.  Borrower has (i) duly authorized by all necessary action, and has all necessary power, authority and legal right to (A) execute and deliver this Agreement, the Purchase and Sale Agreement and the other Transaction Documents to which it is a party, and (B) carry out the terms of the Transaction Documents, and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement, the Purchase and Sale Agreement and the other Transaction Documents on the terms and conditions herein provided.
          Binding Obligations.  This Agreement constitutes, and each other

     Transaction Document to be signed by Borrower when duly executed and delivered will constitute, a legal, valid and binding obligation of Borrower enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          No Violation.  The consummation of the transactions contemplated by this Agreement, the Purchase and Sale Agreement and the other Transaction Documents and the fulfillment of the terms hereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of Borrower, or any indenture, loan agreement, mortgage, deed of trust, receivables purchase or other securitization agreement or other agreement or instrument to which Borrower is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, receivables purchase agreement or other securitization agreement or other agreement or instrument, other than this Agreement and the Purchase and Sale Agreement, or violate any law or any order, rule, or regulation applicable to Borrower or (except for Adverse Determinations disclosed in writing to Lender and except as described in Schedule 6.01(e)) of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over Borrower (or Lender as a result of any of the transactions contemplated by the Transaction Documents) or any of its properties.
          No Proceedings.  There are no proceedings or investigations pending,

     or threatened, against Borrower or its Affiliates, or any other Person, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement, the Purchase and Sale Agreement or any other Transaction Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this or any other Transaction Document, (C) seeking any determination or ruling that might adversely affect (i) the performance by Borrower, the Servicer or any of the Originators of its respective obligations under this Agreement or any of the other Transaction Documents, or (ii) the validity or enforceability of this Agreement, the Purchase and Sale Agreement, any other Transaction Document, the Receivables or the Contracts or (D) seeking to adversely affect the federal income tax attributes of the transactions contemplated hereunder.
          Bulk Sales Act.  No transaction contemplated hereby requires compliance with any bulk sales act or similar law.
          Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrower of this Agreement, the Purchase and Sale Agreement or any other Transaction Document except for the filing of the UCC Financing Statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
          Financial Condition.  Since December 31, 1999 there has been no material adverse change in the financial condition, business, business prospects or operations of the Borrower.
          Litigation.  No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that has, and no threat by any person has been made to attempt to obtain any such decision that would have, a material adverse effect on a significant part of its business operations except as described in Schedule 6.01(j).

          Margin Regulations.  The use of all funds acquired by Borrower under this Agreement will not conflict with or contravene any of Regulations G, T, U and X promulgated by the Board of Governors of the Federal Reserve system from time to time.
          Quality of Title.  Each Pool Receivable is, together with the related

     Contract and all other agreements related to such Pool Receivable (other than the related insurance policy, with respect to which Borrower has a first priority and sole perfected security interest therein), owned by Borrower free and clear of any Lien (other than any Lien arising solely as the result of any action taken by the Agent or the Lender (or any assignee thereof)) except as provided herein; and when Lender makes a Loan it shall have acquired and shall continue to have maintained a valid and perfected first priority security interest in each Pool Receivable, each related Contract and in the Related Security and Collections with respect thereto free and clear of any Lien (other than any Lien arising solely as the result of any action taken by the Agent or the Lender (or any assignee thereof)); and no financing statement or other instrument similar in effect covering any Pool Receivable, any interest therein, the related Contracts, or the Related Security or Collections with respect thereto is on file in any recording office except such as may be filed in favor of (i) the Originators in accordance with the Contracts, (ii) in favor of Borrower and the Agent in accordance with the Purchase and Sale Agreement or (iii) in favor of the Agent in accordance with this Agreement or in connection with any Lien arising solely as the result of any action taken by the Agent or the Lender (or any assignee thereof).
          Accurate Reports.  No Settlement Statement (if prepared by Borrower or any Affiliate of Borrower, or to the extent that information contained therein was supplied by Borrower or any Affiliate of Borrower), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by Borrower to the Agent or Lender in connection with this Agreement or any other Transaction Document was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent and Lender, as the case may be, at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
          Offices.  The chief place of business and chief executive office of

     Borrower are located at the address of Borrower referred to in Section

     14.02 and the offices where Borrower keeps all its books, records and documents evidencing Pool Receivables, the related Contracts and all purchase orders and other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.01(n) (or at such other locations, notified to the Agent in accordance with Section 7.01(e), in jurisdictions where all action required by Section 8.05 has been taken and completed).
          Lock-Box Accounts.  The names and addresses of all the Lock-Box Banks,

     together with the account numbers of the lock-box accounts of Borrower at such Lock-Box Banks, are specified in Schedule 6.01(o) (or have been notified to Lender in accordance with Section 7.03(d)).

          Eligible Receivables.  Each Receivable included in the Net Pool

     Balance as an Eligible Receivable on the date of any Loan or Continuation thereof shall in fact be an Eligible Receivable.
          Investment Company Act.  Borrower is not an investment company or a company controlled by an investment company within the meaning of the Investment Company Act of 1940, as amended.
          Solvency.  After giving effect to each Loan and each Continuation of any Loan and immediately after giving effect to Borrower's and each Originator's obligations now or hereafter arising pursuant to any Transaction Document and to each transaction contemplated thereby, (i) the fair saleable value of the assets of Borrower will exceed its liabilities, and (ii) Borrower will be solvent, will be able to pay its debts generally as they mature, will own property with a fair saleable value greater than the amount required to pay its debts, and will have capital sufficient to carry on its business as then constituted.
          Servicing Programs  No license or approval is required for the Agent's or the Servicer's use of any program used by Servicer or any of the Originators in the servicing of the Receivables, other than those which have been obtained and are in full force and effect. The Borrower hereby unconditionally and irrevocably grants to the Agent, the Lender and the Servicer a royalty free, non-exclusive license or sublicense to use all programs and other computer software used by the Borrower or any Originator in the monitoring, servicing and/or collection of any Contracts or related Receivables and upon such licensee's or sublicensee's request, the Borrower shall make available to such licensee or sublicensee a copy of such program or software in machine-readable form and to the extent necessary or convenient to operate such program or software, access during normal business hours to any of the Borrower's computer or computer hardware to facilitate the use of such program or software.
          Direct Obligor.  No funds have been advanced by Borrower to or on behalf of any Direct Obligor.
          Contractual Due Dates, Etc.  No Contract has been extended or otherwise modified, unless in manner, scope and content in accordance with the provisions of this Agreement and the Credit and Collection Policy of the Originator originating such Receivable.
          Licensing.  Each Originator is properly licensed as a premium finance loan company in each jurisdiction in which licensing is required for it to own premium finance loans with a nexus to such jurisdiction.
          Transfers.  No transfer of an interest in Receivables by Borrower to

     Lender or by any Originator to Borrower constitutes a fraudulent transfer or fraudulent conveyance or is otherwise void or voidable under similar laws or principles, the doctrine of equitable subordination or for any other reason.
          Purchase and Sale Agreement.  Each of the representations and warranties made by Borrower and the Originators in the Purchase and Sale Agreement is true and correct as of the date or dates made, and each such agreement is in full force and effect.
          Use of Proceeds.  Neither Borrower nor any Originator will use the proceeds of the Loans hereunder to acquire a security in a transaction subject to Section 13 or 14 of the Securities Exchange Act of 1934.
          Tax.  Borrower has filed each and every tax return required to be filed by it in each jurisdiction in which it is required to do so and has paid in each such jurisdiction all taxes required to be paid by it on a consolidated basis.
          No Liquidation Event.  No event has occurred and is continuing and no condition exists which constitutes a Liquidation Event or an Unmatured Liquidation Event.
          ERISA.  The Borrower is in compliance in all material respects with

     ERISA and there exists no lien in favor of the Pension Benefit Guaranty Corporation on any of the Receivables.
          Collateral.  The Collateral is owned by the Borrower free and clear of any Lien, except as provided herein, and the Agent for the benefit of Secured Parties has a valid and perfected first priority security interest in the Collateral. No effective financing statement or other instrument similar in effect covering any Collateral is on file in any recording office except such as has been filed in favor of the Agent relating to this Agreement.
     Representations and Warranties of UPAC.  UPAC (individually and as Servicer hereunder), in order to induce the Lender and the Agent to enter into this Agreement and the other Transaction Documents, represents and warrants to each of them as follows:
          Organization and Good Standing.  UPAC has been duly organized and is validly existing as a corporation in good standing under the laws of the State of Missouri, with power and authority to own its properties and to conduct its business as such properties are presently owned and such business is presently conducted, and had at all relevant times, and now has, all necessary power, authority, and legal right to acquire, own, dispose of, and service the Pool Receivables.
          Due Qualification.  UPAC is duly qualified to do business as a foreign corporation in good standing, and has obtained all necessary approvals, in all jurisdictions in which the ownership or lease of property or the conduct of its business (including, without limitation, such business as a "premium finance company") requires such qualification or approvals.
          Power and Authority: Due Authorization.  UPAC has (i) duly authorized by all necessary action, and has all necessary power, authority and legal right to (A) execute and deliver this Agreement, the Purchase and Sale Agreement and the other Transaction Documents to which it is a party, (B) carry out the terms of the Transaction Documents, (C) sell and assign the Receivables on the terms and conditions provided in the Purchase and Sale Agreement and (D) service the Receivables on the terms and conditions herein provided and (ii) has duly authorized by all necessary corporate action the execution, delivery and performance of this Agreement, the Purchase and Sale Agreement and the other Transaction Documents on the terms and conditions herein provided.
          Binding Obligations.  This Agreement constitutes, and each other

     Transaction Document to be signed by UPAC when duly executed and delivered will constitute, a legal, valid and binding obligation of UPAC enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law.
          No Violation.  The consummation of the transactions contemplated by this Agreement, the Purchase and Sale Agreement and the other Transaction Documents and the fulfillment of the terms hereof and thereof will not conflict with, result in any breach of any of the terms and provisions of, or constitute (with or without notice or lapse of time) a default under, the articles of incorporation or by-laws of UPAC, or any indenture, loan agreement, mortgage, deed of trust, receivables purchase or other securitization agreement or other agreement or instrument to which UPAC is a party or by which it is bound, or result in the creation or imposition of any Lien upon any of its properties pursuant to the terms of any such indenture, loan agreement, mortgage, deed of trust, receivables purchase agreement or other securitization agreement or other agreement or instrument, other than this Agreement and the Purchase and Sale Agreement, or violate any law or any order, rule, or regulation applicable to UPAC or (except for Adverse Determinations disclosed in writing to Borrower, the Agent and Lender as assignees of UPAC and except as described in Schedule 6.02(e)) of any court or of any federal or state regulatory body, administrative agency, or other governmental instrumentality having jurisdiction over UPAC (or Lender, the Agent and Borrower as assignees of UPAC) or any of its properties.
          No Proceedings.  There are no proceedings or investigations pending,

     or threatened, against UPAC or its Affiliates, or any other Person, before any court, regulatory body, administrative agency, or other tribunal or governmental instrumentality (A) asserting the invalidity of this Agreement, the Purchase and Sale Agreement or any other Transaction Document, (B) seeking to prevent the consummation of any of the transactions contemplated by this or any other Transaction Document, (C) seeking any determination or ruling that might adversely affect (i) the performance by UPAC or Servicer of its obligations under this Agreement, or
     (ii) the validity or enforceability of this Agreement, the Purchase and Sale Agreement, any other Transaction Document, the Receivables or the Contracts or (D) seeking to adversely affect the federal income tax attributes of the transactions contemplated hereunder.
          Government Approvals.  No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by UPAC of this Agreement, the Purchase and Sale Agreement or any other Transaction Document except for the filing of the UCC Financing Statements referred to in Article V, all of which, at the time required in Article V, shall have been duly made and shall be in full force and effect.
          Financial Condition.  (x) The consolidated balance sheet of UPAC, UPAC of California, APR and their consolidated subsidiaries, if any, as at December 31, 1999, and the related statements of income and cash flow of UPAC, UPAC of California, APR and their consolidated subsidiaries, if any, for the year then ended certified by their independent certified public accounting firm, and the unaudited consolidated interim balance sheet of UPAC, UPAC of California, APR and their consolidated subsidiaries as at March 31, 2000, and the related interim statement of income, copies of each of which have been furnished to the Agent and Lender, each fairly present the consolidated financial position of UPAC, UPAC of California, APR and their consolidated subsidiaries as at such date and the consolidated results of the operations of UPAC, UPAC of California, APR and their consolidated subsidiaries for the period ended on such date, all in accordance with generally accepted accounting principles consistently applied, and (y) since March 31, 2000 there has been no material adverse change in any such condition, business, business prospects or operations except as described in Schedule 6.02(h).

          Litigation.  No injunction, decree or other decision has been issued or made by any court, government or agency or instrumentality thereof that has, and no threat by any person has been made to attempt to obtain any such decision that would have, a material adverse effect on a significant part of its business operations except as described in Schedule 6.02(i).

          Accurate Reports.  No Settlement Statement (if prepared by UPAC or any

     Affiliate of UPAC, or to the extent that information contained therein was supplied by UPAC or any Affiliate of UPAC), information, exhibit, financial statement, document, book, record or report furnished or to be furnished by UPAC to the Agent or Lender in connection with this Agreement or any other Transaction Document was or will be inaccurate in any material respect as of the date it was or will be dated or (except as otherwise disclosed to the Agent and Lender, as the case may be, at such time) as of the date so furnished, or contained or will contain any material misstatement of fact or omitted or will omit to state a material fact or any fact necessary to make the statements contained therein not materially misleading.
          Offices.  The chief place of business and chief executive office of

     UPAC are located at the address of UPAC referred to in Section 14.02 and the offices where UPAC keeps all its books, records and documents
     evidencing Pool     Receivables, the related Contracts and all purchase
     orders and other agreements related to such Pool Receivables are located at the addresses specified in Schedule 6.02(k) (or at such other locations,

     notified to the Agent in accordance with Section 7.01(e), in jurisdictions where all action required by Section 8.05 has been taken and completed).

          Servicing Programs.  No license or approval is required for the

     Agent's use of any program used by UPAC in the servicing of the Receivables, other than those which have been obtained and are in full force and effect.
          Contractual Due Dates, Etc.  No Contract has been extended or otherwise modified, unless in manner, scope and content in accordance with the provisions of this Agreement and the Credit and Collection Policy of the applicable Originator originating such Receivable.
          Licensing.  UPAC is properly licensed as a premium finance loan company in each jurisdiction in which licensing is required and in which it is originating, enforcing and/or servicing Receivables pursuant to the terms of the Transaction Documents.
          Confirmation.  With respect to each Contract and related Receivable serviced by it and included in the Receivables Pool, Servicer has either obtained written confirmation of the existence, accuracy and terms of the related insurance policy or has otherwise verified the existence, accuracy and terms of the related insurance policy in accordance with its policies and procedures.
     Reserved.

     Breach of Representations and Warranties.

          Breach of Representations and Warranties.  Upon discovery by UPAC,

     Servicer or Borrower of a breach of any of the representations and warranties set forth in this Article VI, the party discovering such breach shall give written notice thereof to the Agent and the Lender within one
     (1) Business Day of such discovery.
          Survival of Certain Representations and Warranties.  The

     representation and warranties provided in this Article VI shall survive the purchase of the related Receivables under the Purchase and Sale Agreement, the making and Continuation of Loans by the Lender hereunder, the delivery of the Contracts to Lender or Lender's designee and the termination of this Agreement or any other Transaction Document.

                               GENERAL COVENANTS
     Affirmative Covenants of Borrower.  From the date hereof until the Final

Payout Date, Borrower will, unless the Agent shall otherwise consent in writing:
          Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to (i) the Pool Receivables and related Contracts and (ii) its business operations except where noncompliance would not have a material adverse effect on such business operations.
          Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of the Agent and the Lender hereunder or (ii) the ability of the Borrower or the Servicer to perform their respective obligations hereunder.
          Audits.  At any time and from time to time during regular business hours, upon such notice, if any, as shall be reasonable under the circumstances, permit the Agent (at Agent's expense), or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of Borrower relating to Pool Receivables, including, without limitation, the related Contracts and other agreements, and (ii) to visit the offices and properties of Borrower for the purpose of examining such materials described in clause (i) next above, and to discuss matters relating to Pool Receivables or Borrower's performance hereunder or under any other Transaction Document with any of the officers or employees of Borrower having knowledge of such matters; and without limiting the foregoing, from time to time upon request of the Agent, permit certified public accountants or other auditors acceptable to them to conduct, at Borrower's expense, a review of Borrower's books and records.
          Performance and Compliance with Receivables and Contracts.  At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all other agreements related to such Pool Receivables.
          Location of Records.  Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, all related Contracts and all other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of Borrower referred to in Section 6.01(n) or, upon 30 days'

     prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.
          Credit and Collection Policies.  Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the related Contract.
          Collections.  Cause all Collections of Pool Receivables to be

     deposited within one Business Day directly with a Lock-Box Bank.
          Reserved.

          Rights and Obligations under Purchase and Sale Agreement. Exercise all of its rights and perform all of its obligations under or in connection with the Purchase and Sale Agreement to the fullest extent thereof except to the extent otherwise consented to in writing by the Agent.
     Reporting Requirements of Borrower.  From the date hereof until the Final

Payout Date, Borrower will, unless the Agent shall otherwise consent in writing, furnish to the Agent.
          Financial Statements.  As soon as available and (i) in any event within 30 days after the end of each calendar month, copies of the unaudited monthly consolidating financial statements of Borrower, UPAC ,UPAC of California and APR prepared in accordance with generally accepted accounting principles consistently applied and (ii) in any event within 90 days after the end of each fiscal year of the Borrower, (x) unaudited annual consolidating financial statements of each of the Borrower, UPAC, UPAC of California and APR for the fiscal year then ended, prepared in accordance with generally accepted accounting principles consistently applied and (y) audited annual consolidated financial statement of the Parent and its consolidated subsidiaries for the fiscal year then ended, prepared in accordance with generally accepted accounting principles consistently applied and certified by the Parent's accountants (which shall be a nationally recognized independent certified public accounting firm) as fairly presenting the financial condition and results of operations of the Parent and its consolidated subsidiaries for the period covered thereby.
          ERISA.  Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which Borrower or any ERISA Affiliate of Borrower files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which Borrower or any ERISA Affiliate of Borrower receives from the Pension Benefit Guaranty Corporation;
          Liquidation Events.  As soon as possible and in any event within one

     Business Day after the occurrence of each Liquidation Event and each Unmatured Liquidation Event, a written statement of the chief financial officer or chief accounting officer of Borrower setting forth details of such event and the action that Borrower proposes to take or cause to be taken with respect thereto, and the Lender shall promptly after its receipt thereof forward a copy of such notice (or otherwise give notice of its receipt of such notice) to each of the rating agencies then rating its Commercial Paper Notes;
          Litigation and Other Proceedings.  As soon as possible and in any event within one Business Day of Borrower's knowledge thereof, notice from the Borrower of (i) any litigation, investigation, inquiry or proceeding which may exist at any time which could have a material adverse effect on the business, operations, property or financial condition of Borrower or any Originator or impair the ability of Borrower or any Originator to perform its respective obligations under this Agreement or any other Transaction Document or which could result in an Adverse Determination,
     (ii) any material adverse development in any previously disclosed litigation, investigation, inquiry or proceeding and (iii) any Adverse Determination, and, in each case, the Lender shall promptly after its receipt thereof forward a copy of such notice (or otherwise give notice of its receipt of such notice) to each of the rating agencies then rating its Commercial Paper Notes;
          Audit of Pool Receivables.  Together with the annual financial statements required to be delivered pursuant to Section 7.02(a)(y), a copy of an audit report, prepared by Borrower's accountants (which shall be a nationally recognized independent certified public accounting firm), of the Pool Receivables, as at the end of the fiscal year of Borrower, verifying the aggregate Unpaid Balance of the Pool Receivables and the Defaulted Receivables.
          Change in Credit and Collection Policies.  Immediately upon becoming aware thereof, notice of any material change or proposed material change in the character of any Originator's business or in any Originator's Credit and Collection Policy, and the Lender shall promptly after its receipt of any such notice forward a copy of such notice (or otherwise give notice of its receipt of such notice) to each of the rating agencies then rating its Commercial Paper Notes.
          Material Change.  As soon as practicable but in no event later than the first Business Day following the occurrence, notice of any material adverse change in Borrower's or any Originator's financial or operating condition.
          Purchase and Sale Agreement.  Promptly after receipt thereof, copies of all documents and other information delivered by the Originators to Borrower pursuant to the Purchase and Sale Agreement.
          Other.  Promptly, from time to time, such other information,

     documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of Borrower or the Originators as the Agent may from time to time reasonably request in order to protect the interests of the Agent and/or the Lender under or as contemplated by this Agreement.
          Notice.  Within three Business Days of its acquisition, generation or other origination of a Contract and/or its related Receivable, provide notice (or otherwise cause notice to be provided) to (x) the relevant Obligors of its ownership interest in such Receivable and subsequent grant of a security interest therein thereof to the Lender (which notice may be set forth in the form of Contract to be executed by such Obligor), (y) to the relevant insurance carrier obligated to pay unearned premiums under any relevant insurance policy of the assignment to the relevant Originator of the right to payment of such unearned premiums and the subsequent assignment thereof to the Borrower and the Lender, it being agreed that, notice in the form of Exhibit 7.02(j)-1 and Exhibit 7.02(j)-2 will be sufficient for clauses (x) and (y), respectively, above. Any notice which in accordance with applicable policies and procedures is to be given to the relevant insurance agent of the assignment of the right to payment of unearned premiums shall be substantially in the form of Exhibit 7.02(j)-3. Negative Covenants of Borrower. From the date hereof until the Final

Payout Date, Borrower will not, without the prior written consent of the Agent:
          Sales, Liens, Etc.  Except as otherwise provided herein and in the

     Purchase and Sale Agreement, sell, assign (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest therein, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.
          Extension or Amendment of Receivables.  Except as otherwise permitted in Section 8.02, extend, amend or otherwise modify the terms of any Pool

     Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
          Change in Business.  Make any change in the character of its business.

          Change in Payment Instructions to Obligors  Add or terminate any bank as a Lock-Box Bank from those listed in Schedule 6.01(o), make or permit any change in Servicer's instructions to Obligors regarding payments to be made to Borrower or Servicer or payments to be made to any Lock-Box Bank, unless, in any case, the Agent shall have received notice of such addition, termination or change and duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.
          Mergers, Acquisitions, Sales, etc.  Be a party to any merger or consolidation, or purchase or otherwise acquire all or substantially all of the assets or any stock of any class of, or any partnership or joint venture interest in, any other Person, or, except in the ordinary course of its business, sell, transfer, convey or lease all or any substantial part of its assets, or sell or assign with or without recourse any Receivables or any interest therein (other than pursuant hereto).
          Restricted Payments.  Purchase or redeem, or permit any Subsidiary to purchase or redeem, any shares of the capital stock of Borrower, declare or pay any dividends thereon (other than Permitted Dividends and stock dividends which may be paid no more frequently than monthly), make any distribution to stockholders or set aside any funds for any such purpose, or prepay, purchase or redeem, or permit any Subsidiary to purchase, any subordinated indebtedness of Borrower except as permitted under the Tax Sharing Agreement and any agreement allocating overhead to the extent such agreement has been approved by the Agent.
          Deposits to Special Accounts.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Lock-Box Account or the Collection Account cash or cash proceeds other than Collections of Pool Receivables.
          Incurrence of Indebtedness.  Incur or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, other than (i) under the Subordinated Notes or (ii) any other indebtedness approved by the Agent and listed in Schedule 7.03(h).

          Amendments to Purchase and Sale Agreement.  Amend, supplement, waive the application of any provision of, amend and restate or otherwise modify the Purchase and Sale Agreement (including, adding any Originators thereunder) except (x) in accordance with the terms thereof and (y) with the prior written consent of the Agent.
          No Subsidiaries.  Acquire any voting or economic interest in any other

     Person.
     Affirmative Covenants of UPAC.  From the date hereof until the Final Payout

Date, UPAC (individually and as Servicer) will, unless the Agent shall otherwise consent in writing:
          Compliance with Laws, Etc.  Comply in all material respects with all applicable laws, rules, regulations and orders with respect to (i) the Pool Receivables and related Contracts and (ii) its business operations (particularly relating to origination and servicing) except where noncompliance would not have a material adverse effect on such business operations.
          Preservation of Corporate Existence.  Preserve and maintain its corporate existence, rights, franchises and privileges in the jurisdiction of its incorporation, and qualify and remain qualified in good standing as a foreign corporation in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification would materially adversely affect (i) the interests of Lender hereunder or (ii) the ability of UPAC or Borrower to perform their obligations hereunder or under the other Transaction Documents.
          Audits.  At any time and from time to time during regular business hours, upon such notice, if any, as shall be reasonable under the circumstances, permit the Agent (at the expense of Agent), or its agents or representatives, (i) to examine and make copies of and abstracts from all books, records and documents (including, without limitation, computer tapes and disks) in the possession or under the control of UPAC relating to Pool Receivables, including, without limitation, the related Contracts and other agreements, and (ii) to visit the offices and properties of UPAC for the purpose of examining such materials described in clause (i) immediately above, and to discuss matters relating to Pool Receivables or UPAC's performance hereunder or under any other Transaction Document with any of the officers or employees of UPAC having knowledge of such matters; and without limiting the foregoing, from time to time upon request of the Agent, permit certified public accountants or other auditors acceptable to them to conduct, at the reasonable expense of UPAC, a review of UPAC's books and records.
          Keeping of Records and Books of Account.  (i) Maintain and implement administrative and operating procedures (including, without limitation, an ability to recreate records evidencing Pool Receivables in the event of the destruction of the originals thereof) and keep and maintain, all documents, books, records and other information, in each case, reasonably necessary or advisable for the collection of all Pool Receivables (including, without limitation, records adequate to permit the daily identification of each new Pool Receivable and all Collections of and adjustments to each existing Pool Receivable) and (ii) identify (and mark) in each of its records and on each Contract (including computer records) each Receivable included in the Receivables Pool as so included.
          Performance and Compliance with Receivables and Contracts.  At its expense timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under the Contracts related to the Pool Receivables and all other agreements related to such Pool Receivables.
          Location of Records.  Keep its chief place of business and chief executive office, and the offices where it keeps its records concerning the Pool Receivables, all related Contracts and all other agreements related to such Pool Receivables (and all original documents relating thereto), at the address(es) of UPAC referred to in Section 6.01(n) or, upon 30 days' prior written notice to the Agent, at such other locations in jurisdictions where all action required by Section 8.05 shall have been taken and completed.

          Credit and Collection Policies.  Comply in all material respects with the applicable Credit and Collection Policy in regard to each Pool Receivable and the related Contract.
          Collections.  Cause all Collections of Pool Receivables to be

     deposited within one Business Day directly with a Lock-Box Bank.
          Cancellation of Certain Insurance Policies.  With regard to any Pool

     Receivable, cancel the related insurance policy in accordance with the applicable Credit and Collection Policy, unless non-cancellation thereof will not materially and adversely impact the related Pool Receivable or the Receivables Pool taken as a whole.
          Purchase and Sale Agreement.  Comply with all of its obligations under the Purchase and Sale Agreement.
     Reporting Requirements of UPAC.  From the date hereof until the Final

Payout Date, UPAC will, unless the Agent shall otherwise consent in writing, furnish to the Agent:
          Financial Statements.  As soon as available and in any event within 90 days after each fiscal year of UPAC, and within 30 days after each fiscal month of UPAC, copies of the consolidated financial statements of UPAC, UPAC of California, APR and their consolidated Subsidiaries prepared on a consolidated basis and on a consolidating basis, in each case in conformity with generally accepted accounting principles, duly certified by the treasurer of UPAC; together with a monthly certificate from the treasurer, in each case containing a computation (so long as UPAC is the Servicer) of the Default Ratio, the Monthly Payment Rate, the Excess Yield Ratio and the Cancellation Ratio and containing a computation of, and showing compliance with, the financial restrictions contained in Section 7.06(f), 7.06(h),

     10.01(h), 10.01(i), 10.01(j), 10.01(v), 10.01(w), and 10.01(x).

          ERISA.  Promptly after the filing or receiving thereof, copies of all reports and notices with respect to any Reportable Event defined in Article IV of ERISA which UPAC or any ERISA Affiliate of UPAC files under ERISA with the Internal Revenue Service, the Pension Benefit Guaranty Corporation or the U.S. Department of Labor or which UPAC or any ERISA Affiliate of UPAC receives from the Pension Benefit Guaranty Corporation:
          Liquidation Events.  As soon as possible and in any event within one

     Business Day after the occurrence of each Liquidation Event and each Unmatured Liquidation Event, a written statement of the chief financial officer or chief accounting officer of UPAC setting forth details of such event and the action that UPAC proposes to take with respect thereto;
          Litigation and Other Proceedings.  As soon as possible and in any event within two Business Days of UPAC's knowledge thereof, notice of (i) any litigation, investigation, inquiry or proceeding which may exist at any time which could have a material adverse effect on the business, operations, property or financial condition of UPAC or impair the ability of UPAC or the Borrower to perform its respective obligations under this Agreement or the other Transaction Documents or which could result in an Adverse Determination, (ii) any material adverse development in any previously disclosed litigation, investigation, inquiry or proceeding,
     (iii) any Adverse Determination, and (iv) any change in applicable laws or regulations which change could reasonably be expected to result in an Adverse Determination;
          Change in Credit and Collection Policy.  Prior to its effective date,

     notice of any material change in the character of UPAC's business or in its Credit and Collection Policy.
          Material Change.  As soon as practicable but in no event later than the first Business Day following the occurrence, notification of any material adverse change in UPAC's financial or operating condition.
          Other.  Promptly, from time to time, such other information,

     documents, records or reports respecting the Receivables or the condition or operations, financial or otherwise, of UPAC or, to the extent it is Servicer, any other Originator or the Borrower, as in any case the Agent may from time to time reasonably request in order to protect the interests of the Agent or Lender under or as contemplated by this Agreement. Negative Covenants of UPAC. From the date hereof until the Final Payout

Date, UPAC will not, without the prior written consent of the Agent:
          Sales, Liens, Etc.  Except as otherwise provided herein sell, assign

     (by operation of law or otherwise) or otherwise dispose of, or create or suffer to exist any Lien upon or with respect to, any Pool Receivable or related Contract or Related Security, or any interest (including Borrower's retained interest) therein, or any lock-box account to which any Collections of any Pool Receivable are sent, or any right to receive income or proceeds from or in respect of any of the foregoing.
          Extension or Amendment of Receivables.  Except as otherwise permitted in Section 8.02, extend, amend or otherwise modify the terms of any Pool Receivable, or amend, modify or waive any term or condition of any Contract related thereto.
          Change in Business or Credit and Collection Policy.  Make any material change in the character of its business or in its Credit and Collection Policy.
          Change in Payment Instructions to Obligors.  Add or terminate any bank as a Lock-Box Bank from those listed in Schedule 6.01(o) or make any change in its instructions to Obligors regarding payments to be made to Borrower or Servicer or payments to be made to any Lock-Box Bank, unless the Agent shall have received notice of such addition, termination or change and duly executed copies of Lock-Box Agreements with each new Lock-Box Bank.
          Reserved.

          Mergers, Acquisitions, Sales, etc.  Be a party to any merger or consolidation, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired), or acquire all or substantially all of the assets or capital stock or other ownership interest of any Person; provided, however, that (i) UPAC may merge or consolidate with, or acquire all or substantially all of the assets of any other Originator and (ii) UPAC may merge or consolidate with, or acquire all or substantially all of the assets or capital stock or other ownership interest of any other Person so long as (1) no Liquidation Event or Unmatured Liquidation Event is then outstanding or would result therefrom and (2) immediately after giving effect to such merger, consolidation or acquisition, as the case may be, UPAC shall be the surviving entity of such merger, consolidation or acquisition and the net worth of UPAC on a consolidated basis will equal or exceed that of UPAC immediately prior to such merger, consolidation or acquisition; and provided, further, it is expressly understood and agreed that, unless otherwise agreed to by the Agent and the Lender, neither (x) the accounts receivable and other similar assets of such other party to such merger, consolidation or acquisition (whether such accounts receivable or other similar assets existed prior to such merger, consolidation or acquisition or arise or are created thereafter out of or in connection with what had been the operations of such other party), nor (y) the accounts receivable and other similar assets acquired by an Originator from a Person (other than another Originator) in an acquisition of less than all or substantially all of such Person's assets (by way of example and not limitation, the purchase by an Originator of a single portfolio of Receivables from a third party), shall be deemed in any event to be Eligible Receivables hereunder except to the extent that:
               the aggregate Unpaid Principal Balance of all such Receivables acquired through purchase, merger or consolidation and which have not been previously designated by the Agent and the Lender as being Eligible Receivables does not exceed, at any time, 5% of the Net Pool Balance at such time; and
               the aggregate Unpaid Principal Balance of all such Receivables acquired through any specific merger, consolidation or any acquisition or purchase (or any related series of acquisitions or purchases) and which have not previously been designated by the Agent and the Lender as being Eligible Receivables does not exceed, at any time, 2.5% of the Net Pool Balance at such time.
          Restricted Payments.  Purchase or redeem, or permit any Subsidiary to purchase or redeem, any shares of the capital stock of UPAC, declare or pay any dividends thereon, make any distribution to stockholders or set aside any funds for any such purpose, or prepay, purchase or redeem, or permit any Subsidiary to prepay, purchase or redeem, any subordinated indebtedness of UPAC, or purchase any debt owed by any Affiliate of UPAC or make any loan to any Affiliate of UPAC, if in any such case, after giving effect thereto, the Liquidation Event described in Section 10.01(w) would occur.

          Incurrence of Indebtedness.  Incur, guaranty or permit to exist any indebtedness or liability on account of deposits or advances or for borrowed money or for the deferred purchase price of any property or services, except (i) indebtedness to other Subsidiaries not exceeding in the aggregate $100,000 at any one time outstanding, (ii) current accounts payable arising in the ordinary course of business, (iii) indebtedness of the Borrower to any Originators or Oxford under the Subordinated Notes for the purchase price of Receivables purchased by the Borrower from the Originators or Oxford pursuant to the Purchase and Sale Agreement, (iv) unsecured indebtedness of UPAC in respect of outstanding deposits made to such Originator by referring agents in the ordinary course of its respective business, not to exceed at any time of determination hereunder, in the aggregate for UPAC and UPAC of California, the sum of $1,000,000 plus 10% of the excess (if any) of the consolidated tangible net worth of UPAC and UPAC of California and their consolidated subsidiaries at such time over $5,000,000, and (v) other indebtedness outstanding on the date hereof and listed on Schedule 7.06(i); notwithstanding the foregoing, UPAC may obtain subordinated loans from other Persons in an amount not to exceed $5,000,000, in the aggregate, provided that each such Person enters into a subordination agreement with the Agent on terms and conditions satisfactory to the Agent.
          Deposits to Special Accounts.  Deposit or otherwise credit, or cause or permit to be so deposited or credited, to Lock-Boxes or the Collection Account cash or cash proceeds other than Collections of Pool Receivables. Reserved.

     Reserved.

     Reserved.

     Special Covenant of Borrower and UPAC.  From the date hereof until the

Final Payout Date, Borrower and UPAC agree that Borrower shall be operated in such a manner that it will not be substantively consolidated in the bankruptcy estate of any Affiliate such that the separate corporate existence of Borrower would be disregarded in the event of a bankruptcy or insolvency of any Affiliate, and Borrower is and shall be operated in such a manner that no Affiliate shall be substantively consolidated in the bankruptcy estate of Borrower, such that, in the event that Borrower were to be a debtor in a case under the Bankruptcy Code, the separate existence of Borrower or the separate corporate existence of UPAC, or the separate existence of any other Affiliate or Originator, would be disregarded so as to lead to substantive consolidation of the assets and liabilities of UPAC, any other Originator, Parent or any other Affiliate with the bankruptcy estate of Borrower, and in that regard:
          Borrower shall maintain separate corporate records and books of account from that of any Affiliate, including, but not limited to, the Originators and Parent, hold regular meetings and otherwise observe corporate formalities and shall keep and maintain its place of business separate and apart from the place of business of any Affiliate, including the Originators and Parent, and Borrower shall have a separately designated address and phone listing for its business offices;
          the financial statements and books and records of Borrower prepared after the date hereof (which may be consolidated statements for certain financial and tax reporting purposes) shall reflect the separate existence of and separate financial condition of the Borrower, each of the Originators and Parent and any other Affiliate and shall disclose (i) the effects of the transactions pursuant hereto and the Purchase and Sale Agreement in accordance with generally accepted accounting principles and
     (ii) that the assets of Borrower will only be available to satisfy the claims of Borrower's creditors;
          Borrower shall maintain its funds and other assets separately from the funds and other assets of any Affiliate, including, but not limited to the Originators and Parent (including through the maintenance of a separate bank account); Borrower's funds and other assets and records relating thereto will be separately identifiable and shall not be commingled with those of any Affiliate, including, but not limited to the Originators and Parent, and the creditors of the Originators and Parent shall be entitled to be satisfied out of their own assets prior to any value becoming available to the shareholders of Borrower;
          except to the limited extent permitted under Section 7.10(p) or as expressly permitted under the Purchase and Sale Agreement, no Affiliate of Borrower shall guarantee Borrower's obligations or advance funds to Borrower for the payment of expenses or otherwise;
          Borrower will conduct its business solely in its own name so as not to mislead others as to its identity, and will use its best efforts to avoid the appearance of conducting business on behalf of the Originators and Parent or that any of Borrower's assets are available to pay the creditors of any Originator or Parent or any other Affiliates, and, without limiting the generality of the foregoing, all oral or written communications shall be conducted by Borrower in its own name and on its own stationary;
          except in the limited instances set forth herein, Borrower will not act as an agent of Parent or any Originator or any Affiliate, but instead Borrower shall present itself to the public as a corporation separate from any other Person, independently engaged in the business of purchasing Receivables and related Contracts;
          Borrower will act and conduct its business in such a way that it would not be reasonable for a third party to rely on the assets of any Originator or Parent to satisfy the obligations of Borrower, or vice versa;
          Borrower shall obtain proper authorization from its board of directors for any material corporate action to be engaged in by Borrower;
          Borrower will maintain its own separate bank account and will pay all of its own operating expenses and liabilities solely and exclusively from its own funds;
          all resolutions, consents to action, agreements, and any other instruments of Borrower underlying the transactions described in this Agreement and in the other Transaction Documents shall be continuously maintained as official records by Borrower, separately identified and held apart from the records of the Originators, Parent and each of the Affiliates thereof;
          Borrower shall remain a limited purpose corporation whose activities are restricted in accordance with its Certificate of Incorporation;
          Borrower shall hold no ownership or equity interests in any Person; Borrower shall not engage in any intercompany transactions with any of the Originators or Parent or any other Affiliate except for the transactions set forth or expressly contemplated in this Agreement (or reasonably related thereto), the Purchase and Sale Agreement and the other Transaction Documents;
          at least one of the directors of Borrower shall be an independent director, which independent director shall at no time be a member, partner, director (other than as the independent director of Borrower), officer or employee of Borrower, any Originator or Parent or any Affiliate of any of the foregoing;
          although the organization expenses of Borrower have been paid by APR, operating expenses and liabilities of Borrower shall be paid solely and exclusively by Borrower from its own funds (it being understood that UPAC may from time to time make capital contributions to Borrower); and
          Borrower shall comply with all assumptions regarding the maintenance of Borrower's separate corporate existence set forth in the opinions of counsel described in Section 5.01(l).


                         ADMINISTRATION AND COLLECTION
     Designation of Servicer.

          UPAC as Initial Servicer.  The servicing, administering and collection of the Pool Receivables shall be conducted by the Person designated as Servicer hereunder ("Servicer") from time to time in accordance with this
     Section 8.01.  Until the Agent gives to UPAC a Successor Notice (as defined in Section 8.01(b)), UPAC is hereby designated as, and hereby agrees to perform the duties and obligations of, Servicer pursuant to the terms hereof.
          Successor Notice; Servicer Transfer Events.  Upon UPAC's receipt of a notice from the Agent of the Agent's designation of the Backup Servicer or any other Person acceptable to the Agent as Servicer (a "Successor

     Notice"), UPAC agrees that it will terminate its activities as Servicer hereunder in a manner that the Agent believes will facilitate the transition of the performance of such activities to the new Servicer, and such new Servicer shall assume each and all of UPAC's obligations to service and administer such Receivables, on the terms and subject to the conditions herein set forth, and UPAC shall use its best efforts to assist the Agent (or its designee) in assuming such obligations. The Agent agrees not to give UPAC a Successor Notice until after the occurrence of any Liquidation Event (any such Liquidation Event being herein called a "Servicer Transfer Event"), in which case such Successor Notice may be given at any time in the Agent's discretion. If UPAC disputes the occurrence of a Servicer Transfer Event, UPAC may take appropriate action to resolve such dispute; provided that UPAC must terminate its activities hereunder as Servicer and allow the newly designated Servicer to perform such activities on the date provided by the Agent as described above, notwithstanding the commencement or continuation of any proceeding to resolve the aforementioned dispute. Each successor Servicer and the Backup Servicer agree to be bound by the provisions of Section 2.1 of the Purchase and Sale Agreement.
          Subcontracts.  Servicer may, with the prior consent of the Agent,

     subcontract with any other person for servicing, administering or collecting the Pool Receivables, provided that Servicer shall remain liable for the performance of the duties and obligations of Servicer pursuant to the terms hereof; and provided, further that the Agent shall be deemed to have consented to the Servicer's subcontracting with any Originator to perform the servicing, administering and collecting of such Originator's own Receivables until such time as a Successor Notice shall be delivered in accordance with the immediately preceding Section 8.01(b).

     Duties of Servicer.

          Appointment; Duties in General.  Each of Borrower, Lender and Agent

     hereby appoints as its agent Servicer, as from time to time designated pursuant to Section 8.01, to enforce its rights and interests in and under the Pool Receivables, the Related Security, the related Contracts and the other Collateral. Servicer shall take or cause to be taken all such actions as may be necessary or advisable to collect each Pool Receivable from time to time, all in accordance with applicable laws, rules and regulations, with such care and diligence as is customary in servicing insurance premium finance contracts in the industry or, if higher, the servicing standards it applies to such contracts, and in accordance with the Credit and Collection Policies; such duties to include, but not be limited to, the following: (i) documentation, collection, enforcement and administration of the Receivables, (ii) servicing in accordance with stated contract processing, collections, and cash disbursement policies and procedures, and all other procedures and standards set forth in the Credit and Collection Policies, (iii) maintaining and documenting Lender's and Agent's first priority perfected security interest in the Collateral, including those steps necessary to ensure a perfected security interest in the unearned premiums, (iv) depositing and paying over of all amounts to such Persons or accounts and as and when required by the terms of any Transaction Document, (v) preparing and delivering reports and electronic data to facilitate Settlements, Borrowings, Continuation of Loans, periodic audits, etc., (vi) delivering periodic data to the Backup Servicer as required pursuant to the Backup Servicing Agreement and (vii) using its best efforts to fully cooperate with any new Servicer at any time designated hereunder.
          Documents and Records.  The Borrower shall deliver to the Servicer,

     and Servicer shall hold in trust for Borrower, the Originators, the Agent and Lender in accordance with their respective interests, all documents, instruments and records (including, without limitation, computer tapes or disks) that evidence or relate to Pool Receivables.
          Certain Duties to Borrower.  Servicer shall, as soon as practicable following receipt, subject to Article III, turn over to Borrower (i) that portion of Collections of Pool Receivables representing its interest therein, less, in the event UPAC, the Parent, any other Originator or any Affiliate of any of the foregoing is no longer Servicer, all reasonable and appropriate out-of-pocket costs and expenses of Servicer of servicing, collecting and administering the Pool Receivables to the extent not covered by the Servicer's Fee received by it, and (ii) the Collections of any Receivable which is not a Pool Receivable. Servicer, if other than UPAC, the Parent, any other Originator or any Affiliate of any of the foregoing, shall, as soon as practicable upon demand, deliver to Borrower all documents, instruments and records in its possession that evidence or relate to Receivables of Borrower other than Pool Receivables, and copies of documents, instruments and records in its possession that evidence or relate to Pool Receivables.
          Termination.  Servicer's authorization under this Agreement shall terminate upon the Final Payout Date.
          Power of Attorney.  Borrower hereby grants to Servicer an irrevocable power of attorney, with full power of substitution, coupled with an interest, to take in the name of Borrower all steps which are necessary or advisable to endorse, negotiate or otherwise realize on any writing or other right of any kind held or transmitted by Borrower or transmitted or received by Lender (whether or not from Borrower) in connection with any Receivable.
     Rights of the Agent.

          Notice to Obligors.  At any time the Agent may notify the Obligors of

     Pool Receivables, or any of them, of the security interest of the Agent in the Collateral.
          Notice to Lock-Box Banks.  Borrower hereby transfers to the Agent exclusive dominion and control of all of its bank accounts and related lock-boxes into which Collections are remitted, deposited or concentrated, and hereby agrees to take any further action that the Agent may reasonably request to effect such transfer. The Agent agrees to permit the Borrower and the Originators to continue to operate such accounts in accordance with their customary business practices until such time following the earliest to occur of (i) the occurrence of the Liquidation Date, (ii) the commencement of the Liquidation Period, and (iii) the breach of the warranty in Section 6.02(h)(y) as the Agent may elect to notify the Lock-

     Box Banks to cease taking directions with respect to any such accounts or lock-boxes from the Borrower, the Servicer and/or the applicable Originator, as the case may be.
          Rights on Servicer Transfer Event.  At any time following the designation of a Servicer other than UPAC, the Parent, any other Originator or any Affiliate of any of the foregoing pursuant to Section 8.01:

               The Agent may direct the Obligors of Pool Receivables, or any of them, to pay all amounts payable under any Pool Receivable directly to the Agent.
               Borrower and UPAC shall, at the Agent's request and at Borrower's expense, give notice of such change to each said Obligor and direct that payments be made directly to the Agent.
               Borrower and UPAC shall, and shall cause each of the other Originators to, at the Agent's request, (A) assemble all of the documents, instruments and other records (including, without limitation, computer programs, tapes and disks) which evidence the Pool Receivables, and the related Contracts and Related Security, or which are otherwise necessary or desirable to collect such Pool Receivables, and make the same available to the Agent at a place selected by the Agent, and (B) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Pool Receivables in a manner acceptable to the Agent and promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent.
               Each of Borrower and Lender hereby authorizes the Agent, and grants to the Agent an irrevocable power of attorney, to take any and all steps in Borrower's name and on behalf of Borrower and Lender which are necessary or desirable, in the determination of the Agent, to collect all amounts due under any and all Pool Receivables, including, without limitation, endorsing Borrower's and/or the applicable Originator's name on checks and other instruments representing Collections and enforcing such Pool Receivables and the related Contracts; provided that the Agent shall not exercise their rights under such Power of Attorney unless a Servicer Transfer Event shall have occurred and be continuing.
     Responsibilities of Borrower.  Anything herein to the contrary notwithstanding:
          Contracts.  Borrower and UPAC shall perform all of their respective obligations under the Contracts related to the Pool Receivables and under other agreements or under the Purchase and Sale Agreement and the exercise by the Agent or its designees of their rights hereunder shall not relieve Borrower or UPAC from such obligations.
          Limitation of Liability.  Neither the Agent nor the Lender shall have any obligation or liability with respect to any Pool Receivables, Contracts related thereto or any other related purchase orders or other agreements, nor shall either of them be obligated to perform any of the obligations of Borrower, the applicable Originator or UPAC thereunder.
     Further Action Evidencing Loans.

          Further Assurances.  Borrower and UPAC agree that from time to time,

     at the reasonable expense of the Borrower, they will promptly execute and deliver all further instruments and documents, and take all further action that the Agent or its designees may reasonably request in order to perfect, protect or more fully evidence the security interest of the Agent in the Collateral, or to enable Lender, the Agent or its designees to exercise or enforce any of their respective rights hereunder or under any Transaction Document. Without limiting the generality of the foregoing, Borrower and UPAC will, upon the request of the Agent or its designee:
               execute and file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices, as may be necessary or appropriate;
               mark conspicuously each Contract evidencing each Pool Receivable with a legend, acceptable to the Agent, evidencing the security interest of the Agent in such Contract; and
               mark the master data processing records evidencing such Pool Receivables and related Contracts with such legend.
          Additional Financing Statements; Performance by Agent.  Borrower and

     UPAC hereby authorize the Agent or its designees to file one or more financing or continuation statements, and amendments thereto and assignments thereof, relative to all or any of the Pool Receivables and the Related Security now existing or hereafter arising in the name of Borrower or UPAC. If Borrower or UPAC fails to perform any of its agreements or obligations under this Agreement, the Agent or its designees may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Agent and its designees, as the case may be, incurred in connection therewith shall be payable by Borrower as provided in Section 14.05.

          Continuation Statements; Opinion.  Without limiting the generality of subsection (a), Borrower will not earlier than six (6) months and not later than three (3) months prior to the fifth anniversary of the date of filing of the financing statements referred to in Section 5.01(e) or any other financing statement filed pursuant to this Agreement or the Purchase and Sale Agreement or in connection with any Loan hereunder, unless the Termination Date shall have occurred and the Obligations shall have been paid in full in cash, execute and deliver and file or cause to be filed an appropriate continuation statements with respect to such financing statements.
     Application of Collections.  Any payment by an Obligor in respect of any indebtedness owed by it to Borrower or an Originator shall, except as otherwise specified by such Obligor, required by the underlying Contract or law or unless the Agent instructs otherwise, be applied, first, as a Collection of any Pool

Receivable or Receivables then outstanding of such Obligor in the order of the age of such Pool Receivables, starting with the oldest of such Pool Receivable and, second, to any other indebtedness of such Obligor.


                               SECURITY INTEREST
     Grant of Security Interest.  To secure all obligations of Borrower, and

Servicer (if UPAC, any Originator, the Parent or any Affiliate of any of the foregoing) in its capacity as Servicer, arising in connection with this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, including, without limitation, all Indemnified Amounts, payments on account of Collections received or deemed to be received and fees, in each case pro rata according to the respective amounts thereof, and the payments and performance of all other Obligations, Borrower hereby assigns and grants to the Agent, for the benefit of the Secured Parties, a security interest in all of the following property and interests in property of the Borrower (collectively, the "Collateral"): (i) Borrower's right, title and interest now or hereafter existing in, to and under all the Receivables, the Related Security, the related Contracts and all Collections with regard thereto and proceeds thereof and (ii) Borrower's rights, remedies, powers and privileges under and in respect of the Purchase and Sale Agreement, the Lock-Box Agreements and related lock-box accounts.
     Remedies.  Upon the occurrence of a Liquidation Event, Lender and the Agent shall have, with respect to the collateral granted pursuant to Section 9.01, and in addition to all other rights and remedies available to Lender or the Agent under this Agreement or other applicable law, all the rights and remedies of a secured party upon default under the UCC.

                               LIQUIDATION EVENTS
     Liquidation Events.  The following events shall be "Liquidation Events"

hereunder:
          (i) Servicer (if UPAC, any Originator, the Parent or any Affiliate of any of the foregoing) shall fail to perform or observe any term, covenant or agreement that is an obligation of Servicer hereunder (other than as referred to in clause (ii) next following) and such failure shall remain unremedied for ten days after written notice thereof shall have been given by the Agent to Servicer, or ten days after Servicer obtained actual knowledge thereof or (ii) Servicer (if UPAC, any Originator, the Parent or any Affiliate of any of the foregoing) shall fail to make any payment or deposit to be made by it hereunder when due and such failure shall continue unremedied for two days; or
          Any representation or warranty made or deemed to be made by Borrower, UPAC or any other Originator (or any of their officers) under or in connection with this Agreement or any other Transaction Document or any Settlement Statement or other information or report delivered pursuant hereto shall prove to have been false or incorrect in any material respect when made and within ten days after the earlier of Borrower, UPAC or any other Originator obtaining actual knowledge of such false or incorrect representation or warranty or written notice thereof shall have been given by the Agent to Borrower, UPAC or any other Originator, as applicable, such falseness or incorrectness is not cured or Borrower has failed to repay the Loans affected by such false or incorrect representation or warranty, which repayment option may be exercised not more than three times in any calendar year; or
          Borrower, UPAC or any other Originator shall fail to perform or observe any other term, covenant or agreement contained in this Agreement or any of the other Transaction Documents on their part to be performed or observed and any such failure shall remain unremedied for ten days after
     (i) written notice thereof shall have been given by the Agent to Borrower, UPAC or any such other Originator, as applicable, or (ii) either Borrower or UPAC obtained actual knowledge thereof; or
          (i) A default or a similar event, as the case may be, shall have occurred and be continuing under any instrument or agreement evidencing, securing or providing for (A) the issuance of indebtedness for borrowed money aggregating for all such agreements in excess of $150,000 of, or guaranteed by, any Originator or (B) pursuant to which any Originator shall have sold interests in receivables to, or shall otherwise have financed receivables with, any Person, where the purchaser's investment is in the aggregate for all such transactions in excess of $150,000 in the case of such Originator, which default or similar event, if unremedied, uncured, or unwaived (with or without the passage of time or the giving of notice) would permit acceleration of the maturity of such indebtedness or would require the permanent reduction of such purchaser's investment and such default or similar event shall have continued unremedied, uncured or unwaived for a period long enough to permit such acceleration or reduction and any notice of default or similar event required to permit acceleration or reduction shall have been given; or
          Adverse Determinations shall have occurred in three or more states or in states in which Direct or Insurance Obligors reside representing the aggregate of 5% or more of the Receivables in the Receivables Pool; or
          An Event of Bankruptcy shall have occurred and remain continuing with respect to Borrower, UPAC, any Originator or Parent or any Affiliate of any thereof; or
          (i) Any material litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings not disclosed in writing by Borrower or any Originator to the Agent and Lender prior to the date of execution and delivery of this Agreement is pending against Borrower or any Originator or any Affiliate of any thereof, or (ii) any material development not so disclosed has occurred in any litigation (including, without limitation, derivative actions), arbitration proceedings or governmental proceedings so disclosed, which, in the case of clause (i) or (ii), in the opinion of the Agent, has a reasonable likelihood of having a Material Adverse Effect; or
          The average Excess Yield Ratio at any Cut-Off Date calculated for the three most recent Settlement Periods (calculated with pro forma calculations of the Excess Yield Ratio for the number of calendar months preceding the date hereof necessary to make the calculations required by this paragraph (h)) is less than 4.00%; or

          The average Default Ratio at any Cut-Off Date calculated for the three most recent Settlement Periods (calculated with pro forma calculations of the Default Ratio for the number of calendar months preceding the date hereof necessary to make the calculations required by this paragraph (i))

     exceeds 1.00%; or
          The average Cancellation Ratio at any Cut-Off Date calculated for the three most recent Settlement Periods (calculated with pro forma calculations of the Cancellation Ratio for the number of calendar months preceding the date hereof necessary to make the calculations required by this paragraph (j)) exceeds 5.00%; or

          Reserved; or
          There shall exist any event or occurrence that has a reasonable possibility of causing a Material Adverse Effect; or
          A Borrowing Base Deficiency shall at any time exist and such Borrowing Base Deficiency shall not have been eliminated within 2 Business Days after the date of any Weekly Report, Settlement Statement or other report disclosing such Borrowing Base Deficiency; or
          Any of Borrower, Parent or any Originator is subject to a Change-in-Control, unless the Agent shall have given prior written approval to any such Change-in-Control; or
          The Internal Revenue Service shall file notice of a lien pursuant to
     Section 6323 of the Internal Revenue Code with regard to any of the assets of Borrower, any Originator or any ERISA Affiliate of any of the foregoing and such lien shall not have been released within five days, or the Pension Benefit Guaranty Corporation shall, or shall indicate its intention to, file notice of a lien pursuant to Section 4068 of the Employee Retirement Income Security Act of 1974 with regard to any of the assets of Borrower, any such Originator, Parent or any such ERISA Affiliate; or
          Failure to obtain a Liquidity Agreement in substitution for the then existing Liquidity Agreement on or before 30-days prior to the expiration of the commitments of the Liquidity Banks thereunder or the Liquidity Agreement is otherwise terminated (unless immediately prior to such termination, the Liquidity Agreement shall have been funded or collateralized in such a manner that such failure to substitute or such termination will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes); it being understood and agreed that the Agent shall use reasonable efforts to obtain such a substitute Liquidity Agreement, but neither the Agent nor DG Bank shall have any liability for failing to do so nor shall they have any obligation to provide such a facility themselves; or
          (i) A Downgrading Event with respect to a Liquidity Bank shall have occurred and been continuing for not less than 45 days, (ii) the Downgraded Liquidity Bank shall not have been replaced by a Qualifying Liquidity Bank under the Liquidity Agreement, and (iii) the commitment of such Downgraded Liquidity Bank under the Liquidity Agreement shall not have been funded or collateralized in such a manner that such Downgrading Event will not result in a reduction or withdrawal of the credit rating applied to the Commercial Paper Notes by any of the rating agencies then rating the Commercial Paper Notes; provided, that no Termination Event shall be deemed to have occurred pursuant to this Section 10.01(q) if (x) the parties hereto agree to permanently reduce the Commitment Amount by the commitment amount of such Downgraded Liquidity Bank at the end of the 45 day period referred to in clause (i) and (y) the aggregate outstanding principal balance of the Loans does not exceed such revised Commitment Amount after such time; it being understood and agreed that the Agent shall use reasonable efforts to replace any Downgraded Liquidity Bank, but neither the Agent nor DG Bank shall have any liability for failing to do so nor shall they have any obligation to assume the commitment of such Downgraded Liquidity Bank themselves; or
          Any Liquidity Bank terminates, refuses to perform or defaults in the performance of its Funding commitment under the Liquidity Agreements, provided, that no Termination Event shall be deemed to have occurred pursuant to this Section 10.01(r) if (x) the parties hereto agree to permanently reduce the Commitment Amount by the unfunded commitment amount of such terminating or defaulting Liquidity Bank and after giving effect thereto to the aggregate outstanding principal balance of the Loans would not exceed such revised Commitment Amount or (y) such terminating or defaulting Liquidity Bank is replaced under the Liquidity Agreement by a Qualifying Liquidity Bank or such default is cured, in either case, within one Business Day after the Agent's receipt of actual knowledge of the termination or default by such Liquidity Bank under the Liquidity Agreement ; it being understood and agreed that the Agent shall use reasonable efforts to obtain a replacement Liquidity Bank to substitute for such recalcitrant or defaulting Liquidity Bank, but neither the Agent nor DG Bank shall have any liability for failing to do so nor shall they have any obligation to assume the commitment of such Liquidity Bank themselves; or
          A Purchase and Sale Termination Event shall have occurred; or Lender shall become an "investment company" within the meaning of the
     Investment Company Act of 1940, as amended; or
          The Borrower ceases to purchase Receivables under the Purchase and Sale Agreement; or
          The average Monthly Payment Rate at any Cut-Off Date calculated for the three most recent Settlement Periods (calculated with pro forma calculations) of the Monthly Payment Rate for the number of calendar months preceding the date hereof necessary to make the calculations required by this paragraph (v)) is less than fifteen percent (15.0%); or
          At the end of any fiscal quarter of the Servicer, the Consolidated Tangible Net Worth of the Servicer (if UPAC, any Originator, the Parent or any Affiliate of any of the foregoing) becomes less than the sum of (i) $10,000,000, (ii) the aggregate amount of equity investments made in the Servicer by the Servicer's shareholders on and after May 26, 2000, and
     (iii) twenty-five percent (25.0%) of the Servicer's future net income, such sum to be calculated in accordance with GAAP, exclusive of the effect, however, of FASB Statement No. 125.
          At any time the sum of (i) the amount of equity of the Borrower plus
     (ii) the outstanding principal balance of the Subordinated Notes, but in no event to exceed the maximum amount thereof permitted under the Purchase and Sale Agreement, becomes less than (i) the sum of the Unpaid Principal Balance of Eligible Receivables having the four Insurance Obligors with the largest concentrations of Insurance Obligors in the Receivables Pool, (ii) the sum of the Unpaid Principal Balance of Eligible Receivables having the four insurance agents with the largest concentrations of all insurance agents in the Receivables Pool, or (iii) $10,000,000.
     Remedies.

          Optional Liquidation.  Upon the occurrence of a Liquidation Event

     (other than a Liquidation Event described in subsections (f),(p),(q) or r of Section 10.01), or the occurrence and continuance of an Event of

     Bankruptcy with respect to any Person that is not an Originator, the Borrower or UPAC, the Agent shall, at the request, or may with the consent, of Lender, by notice to Borrower declare the Purchase Termination Date to have occurred and the Liquidation Period to have commenced.
          Automatic Liquidation.  Upon the occurrence of a Liquidation Event described in subsections (f),(p),(q), or (r) of Section 10.01, with respect to any Originator, the Borrower or UPAC, the Purchase Termination Date shall occur and the Liquidation Period shall commence automatically.
          Additional Remedies.  Upon any Purchase Termination Date pursuant to this Section 10.02, no Loans or Continuations of Loans thereafter will be made, and the Agent and Lender shall have, in addition to all other rights and remedies under this Agreement or otherwise, all other rights and remedies provided under the UCC and other laws of each applicable jurisdiction and other applicable laws, which rights shall be cumulative.

                                   THE AGENT
     Authorization and Action.  Lender has appointed and authorized the Agent

(or its respective designees) to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Agent by the terms hereof, together with such powers as are reasonably incidental thereto.
     Agent's Reliance, Etc.  The Agent and its directors, officers, agents or employees shall not be liable for any action taken or omitted to be taken by it or them under or in connection with the Transaction Documents (including, without limitation, the servicing, administering or collecting Pool Receivables as Servicer pursuant to Section 8.01), except for its or their own gross negligence or willful misconduct. Without limiting the generality of the foregoing, the Agent: (a) may consult with legal counsel (including counsel for Borrower), independent certified public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to Lender or any other holder of any interest in Pool Receivables and shall not be responsible to Lender or any such other holder for any statements, warranties or representations made in or in connection with any Transaction Document; (c) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of any Transaction Document on the part of Borrower or any of the Originators or to inspect the property (including the books and records) of Borrower or any of the Originators, (d) shall not be responsible to Lender or any other Secured Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of any Transaction Document; and (e) shall incur no liability under or in respect of this Agreement by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile or telex) believed by it to be genuine and signed or sent by the proper party or parties.
     DG Bank and Affiliates.  DG Bank and any of its respective Affiliates may generally engage in any kind of business with Borrower, any of the Originators or Parent or any Obligor, any of their respective Affiliates and any Person who may do business with or own securities of Borrower, any of the Originators or Parent or any Obligor or any of their respective Affiliates, all as if DG Bank was not the Agent hereunder and without any duty to account there for to Lender or any other holder of an interest in Pool Receivables.

                        ASSIGNMENT OF LENDER'S INTEREST
     Restrictions on Assignments.

          Neither Borrower nor UPAC, may assign its rights, or delegate its duties hereunder or any interest herein without the prior written consent of the Agent. Lender may not assign its rights hereunder (although it may delegate its duties hereunder as expressly indicated herein) or under the Loans to any Person without the prior written consent of Borrower, which consent shall not be unreasonably withheld; provided, however, that, without the prior consent of any Person:
               Lender may assign all or any part of its rights and interests in the Transaction Documents, together with all or any portion of its interest in the Loans, to any "bankruptcy remote" special purpose entity the business of which is administered by DG Bank or any Affiliate; and
               Lender may assign all or any part of its rights and interests in the Transaction Documents, together with all or any portion thereof of its rights and interest in the Loans, to the Liquidity Agent for the benefit of the Liquidity Banks pursuant to the terms of the Liquidity Agreement.
          Borrower agrees to advise the Agent within five Business Days after notice to Borrower of any proposed assignment by Lender of any Loans (or any portion thereof), not otherwise permitted under subsection (a), of

     Borrower's consent or non-consent to such assignment and if it does not consent, the reasons therefor. If Borrower does not consent to such assignment, Lender may immediately assign such Loans (or portion thereof) to DG Bank or any Affiliate of DG Bank. All of the aforementioned assignments shall be upon such terms and conditions as Lender and the assignee may mutually agree.
     Rights of Assignee.  Upon the assignment by Lender in accordance with this

Article XII, the assignee receiving such assignment shall have all of the rights of Lender with respect to the Transaction Documents and the Loans (or such portion thereof as has been assigned)
     Evidence of Assignment.  Any assignment of the Loans (or any portion thereof) to any Person may be evidenced by such instrument(s) or document(s) as may be satisfactory to Lender, the Agent and the assignee.

                                INDEMNIFICATION
     Indemnities by Borrower.

          General Indemnity.  Without limiting any other rights which any such

     Person may have hereunder or under applicable law, Borrower hereby agrees to indemnify each of the Lender, the Liquidity Banks, the Custodian, the Enhancement Providers, the Backup Servicer and the Agent, each of the foregoing's respective Affiliates, and all successors, transferees, participants and assigns and all officers, directors, shareholders, controlling persons, employees and agents of any of the foregoing (each an "Indemnified Party"), forthwith on demand, from and against any and all damages, losses, claims, liabilities and related costs and expenses, including reasonable attorneys' fees and disbursements (all of the foregoing being collectively referred to as "Indemnified Amounts") awarded against or incurred by any of them arising out of or relating to the Transaction Documents or the ownership or funding of the Loans or in respect of any Receivable or any Contract, excluding, however,

     (a) Indemnified Amounts to the extent determined by a court of competent jurisdiction to have resulted from gross negligence or willful misconduct on the part of such Indemnified Party, or (b) recourse (except as otherwise specifically provided in this Agreement) for Defaulted Receivables.
     Without limiting the foregoing, Borrower hereby indemnifies each Indemnified Party for Indemnified Amounts arising out of or relating to:
               the transfer by Borrower of any interest in any Receivable other than the grant of a security interest to the Agent pursuant to Section

          9.01;

               any representation or warranty made by Borrower or UPAC (individually or as Servicer) (or any of their officers or Affiliates) under or in connection with any Transaction Document, any Settlement Statement or any other information or report delivered by or on behalf of Borrower or UPAC (individually or as Servicer) pursuant hereto, which shall have been false, incorrect or misleading in any material respect when made or deemed made;
               the failure by Borrower or any applicable Originator to comply with any applicable law, rule or regulation with respect to any Pool Receivable or the related Contract, or the nonconformity of any Pool Receivable or the related Contract with any such applicable law, rule or regulation;
               the failure to vest and maintain vested in the Agent on behalf of the Secured Parties a sole, first priority security interest in the Collateral, free and clear of any Lien, other than a Lien arising solely as a result of an act of Lender or the Agent, whether existing at the time of any Loan or Continuation thereof or at any time thereafter;
               the failure to file, or any delay in filing, financing statements or other similar instruments or documents under the UCC or similar laws of any applicable jurisdiction or other applicable laws with respect to any Receivables in, or purporting to be in, the Receivables Pool, whether at the time of any Borrowing or Continuation or at any time thereafter;
               any dispute, claim, offset or defense (other than discharge in bankruptcy) of any Obligor to the payment of any Receivable in, or purporting to be in, the Receivables Pool (including, without limitation, a defense based on such Receivable's or the related Contract's not being a legal, valid and binding obligation of such Obligor enforceable against it in accordance with its terms), or any other claim resulting from the making of loans or the sale or provision of services related to such Receivable or the furnishing or failure to furnish such loans or services;
               any failure of Borrower, Servicer (if UPAC or an Affiliate of UPAC) or any Originator to perform their respective duties or obligations in accordance with the provisions of this Agreement, including, without limitation, Article VIII and Sections 4.02 and

          3.04, or any of the other Transaction Documents;

               any products liability claim arising out of or in connection with loans, products or services that are the subject of any Pool Receivable;
               any tax or governmental fee or charge (but not including taxes upon or measured by net income), all interest and penalties thereon or with respect thereto, and all out-of-pocket costs and expenses, including the reasonable fees and expenses of counsel in defending against the same, which may arise by reason of the ownership of any Loan or in any goods which secure any such Pool Receivables or the security interest in the Collateral;
               the failure by Borrower or UPAC to vest and maintain vested in Lender a valid and first priority security interest in any and all unearned premium related to each Pool Receivable;
               (A) any proceeding, investigation or inquiry which does or could result in an Adverse Determination, (B) any Adverse Determination or
          (C) Borrower's, any Originator's or the Lender's failure to be qualified, licensed or to have obtained necessary approvals as a premium finance company in any jurisdiction in which such qualification, license or approvals are required;
               the failure to cancel any insurance policy on which a payment is more than 31 days (or, if earlier, the date specified in the related Contract) past due; or
               the occurrence of a Liquidation Event or Unmatured Liquidation Event under Section 10.01(e); or

               any insurance fraud relating to any Receivable.
          Contest of Tax Claim; After-Tax Basis.  If any Indemnified Party shall have notice of any attempt to impose or collect any tax or governmental fee or charge for which indemnification will be sought from Borrower under
     Section 13.01(a)(ix), such Indemnified Party shall give prompt and timely notice of such attempt to it and Borrower shall have the right, at its expense, to participate in any proceedings resisting or objecting to the imposition or collection of any such tax, governmental fee or charge. Indemnification hereunder shall be in an amount necessary to make the Indemnified Party whole after taking into account any tax consequences to the Indemnified Party of the payment of any of the aforesaid taxes and the receipt of the indemnity provided hereunder or of any refund of any such tax previously indemnified hereunder, including the effect of such tax or refund on the amount of tax measured by net income or profits which is or was payable by the Indemnified Party.
          Contribution.  If for any reason the indemnification provided above in this Section 13.01 is unavailable to an Indemnified Party or is insufficient to hold an Indemnified Party harmless, then Borrower shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by such Indemnified Party on the one hand and Borrower on the other hand but also the relative fault of such Indemnified Party as well as any other relevant equitable considerations.

                                 MISCELLANEOUS
     Amendments, Etc.  No amendment or waiver of any provision of this Agreement nor consent to any departure by Borrower or UPAC therefrom shall in any event (unless otherwise provided herein) be effective unless the same shall be in writing and signed by (a) Borrower, UPAC, the Agent and Lender (with respect to an amendment) or (b) the Agent and Lender (with respect to a waiver or consent by them) or Borrower or UPAC (with respect to a waiver or consent by them), as the case may be, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The parties acknowledge that, before entering into such an amendment or granting such a waiver or consent, Lender may also be required to obtain the approval of some or all of the Liquidity Banks. In addition, the parties acknowledge that prior to entering into any material amendment to this Agreement or any amendment or modification to the definition hereunder of "Excess Concentration Deduction" at any time that the Commercial Paper Notes are being rated, the Lender shall be required to obtain written confirmation from each of the rating agencies then rating the Commercial Paper Notes that such amendment, waiver or consent will not result in a withdrawal or reduction of the ratings of the Commercial Paper Notes. The Lender shall send or cause to be sent to each such rating agency, copies of all amendments, waivers or other modifications to this agreement prior to the execution thereof by all of the parties thereto.
     Notices, Etc.  All notices and other communications provided for hereunder shall, unless otherwise stated herein, be in writing (including facsimile communication) and shall be personally delivered or sent by express mail or courier or by certified mail, postage prepaid, or by facsimile, to the intended party at the address or facsimile number of such party set forth under its name on the signature pages hereof or at such other address or facsimile number as shall be designated by such party in a written notice to the other parties hereto. All such notices and communications shall be effective, (a) if personally delivered or sent by express mail or courier or if sent by certified mail, when received, and (b) if transmitted by facsimile, when sent, receipt confirmed by telephone or electronic means.
     No Waiver; Remedies.  No failure on the part of the Agent, any Affected

Party, any Indemnified Party, Lender, the Collateral Agent or any other holder of the Loans (or any portion thereof) to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law. Without limiting the foregoing, each of the Affected Parties and the Indemnified Parties is hereby authorized by Borrower or UPAC at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by any such Affected Party or Indemnified Party to or for the credit or the account of Borrower or UPAC, now or hereafter existing under this Agreement, to any such Affected Party or Indemnified Party, or their respective successors and assigns.
     Binding Effect; Survival.  This Agreement shall be binding upon and inure to the benefit of Borrower, UPAC, the Agent, the Lender and their respective successors and assigns, and the provisions of Sections 4.02 and 14.03 and

Article XIII shall inure to the benefit of the Affected Parties and the

Indemnified Parties, respectively, and their respective successors and assigns; provided, however, nothing in the foregoing shall be deemed to authorize any assignment not permitted by Section 12.01.  This Agreement shall create and constitute the continuing obligations of the parties hereto in accordance with its terms, and shall remain in full force and effect until the Final Payout Date. The rights and remedies with respect to any breach of any representation and warranty made by Borrower or UPAC pursuant to Article VI and the indemnification and payment provisions of Article XIII and Sections 4.02, 14.05,

14.06, 14.07, 14.08 and 14.15 shall be continuing and shall survive any termination of this Agreement.
     Costs, Expenses and Taxes.  In addition to its obligations under Article

XIII, the Borrower hereby agrees to jointly and severally pay on demand:
          all costs and expenses incurred by the Agent, the Custodian, the Liquidity Banks, the Liquidity Agent and the Lender and their respective Affiliates in connection with the negotiation, preparation (including, without limitation, electronic data preparation), execution and delivery, the administration (including periodic auditing) or the enforcement of, or any actual or claimed breach of, this Agreement and the other Transaction Documents, including, without limitation (i) the reasonable fees and expenses of counsel to any of such Persons incurred in connection with any of the foregoing or in advising such Persons as to their respective rights and remedies under any of the Transaction Documents, and (ii) all reasonable out-of-pocket expenses (including reasonable fees and expenses of independent accountants), incurred in connection with any review of Borrower's, the Originators' and/or UPAC's books and records either prior to the execution and delivery hereof or pursuant to Sections 7.01(c) and

     7.04(c); and

          all stamp and other taxes and fees payable or determined to be payable in connection with the execution, delivery, filing and recording of this Agreement or the other Transaction Documents, and agrees to indemnify each Indemnified Party against any liabilities with respect to or resulting from any delay in paying or omission to pay such taxes and fees.
     No Proceedings.  Borrower, UPAC, Servicer, each hereby agrees that it will not, and will not permit any other Originator to, institute against Lender, or join any other Person in instituting against Lender, any insolvency proceeding (namely, any proceeding of the type referred to in the definition of Event of Bankruptcy) so long as any Commercial Paper Notes issued by Lender shall be outstanding or there shall not have elapsed one year plus one day since the last day on which any such Commercial Paper Notes shall have been outstanding. The foregoing shall not limit Borrower's, UPAC's, Servicer's or any other Originator's right to file any claim in or otherwise take any action with respect to any insolvency proceeding that was instituted by any Person other than Borrower, UPAC, Servicer or any such other Originator.
     Confidentiality of Borrower Information.

          Confidential Borrower Information.  Each party hereto (other than

     Borrower and its Affiliates) acknowledges that certain of the information provided to such party by or on behalf of Borrower, UPAC or any Originator in connection with this Agreement and the transactions contemplated hereby is or may be confidential, and each such party severally agrees that, unless Borrower shall otherwise agree in writing, and except as provided in subsection (b), such party will not disclose to any other person or entity:

     (i) any information regarding, or copies of, any non-public financial statements, reports and other information furnished by Borrower, UPAC or any Originator to Lender or the Agent and designated by them as being confidential, or (ii) any other information regarding Borrower, UPAC or any Originator ("Borrower Parties") which is designated by Borrower to such party in writing as confidential (collectively, "Borrower Information");

     provided, however, "Borrower Information" shall not include (A) any information which is or becomes generally available on a nonconfidential basis from a source other than any Borrower Party, or which was known to such party on a nonconfidential basis prior to its disclosure by any Borrower Party, or (B) information regarding the nature, scope and structure of this Agreement, the other Transaction Documents and the basic terms hereof.
          Disclosure.  Notwithstanding subsection (a), each party may disclose any Borrower Information:
               to any of such party's independent attorneys, consultants and auditors, and to each Liquidity Bank, Enhancement Provider, Liquidity Agent, any dealer or placement agent for Lender's commercial paper, and any actual or potential assignees of, or participants in, any of the rights or obligations of Lender, any Liquidity Bank, the Enhancement Provider, or the Agent under or in connection with this Agreement, who (A) in the good faith belief of such party, have a need to know such Borrower Information, (B) are informed by such party of the confidential nature of the Borrower Information and the terms of this Section 14.07, and are subject to confidentiality restrictions generally consistent with this Section 14.07,

               to any rating agency that maintains a rating for Lender's commercial paper or is considering the issuance of such a rating, for the purposes of reviewing the credit of Lender in connection with such rating, to any other party to this Agreement or any agreement relating to the Lender's receivables purchase program, for the purposes contemplated hereby or relating hereto, as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, subject to subsection (c), in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose such Borrower Information, or, if it or any of its representatives is requested or becomes legally compelled (by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any of the Borrower Information.
          Survival.  This Section 14.07 shall survive termination of this

     Agreement.
     Confidentiality of Program Information.

          Confidential Information.  Each party hereto acknowledges that DG Bank and the Lender regard the structure of the transactions contemplated by this Agreement to be proprietary, and each such party severally agrees that:
               it will not disclose without the prior consent of DG Bank (other than to the directors, employees, auditors, counsel or affiliates (collectively, "representatives")) of such party, each of whom shall be informed by such party of the confidential nature of the Information (as defined below) and of the terms of this Section 14.08,

          (A) any information regarding the pricing in, or copies of, this Agreement or any transaction contemplated hereby, (B) any information regarding the organization, business or operations of Lender or the Liquidity Agreement or Enhancement Agreements generally or the services performed by the Agent for Lender, or (C) any information which is furnished by DG Bank, the Agent, the Lender, the Liquidity Agent, the Liquidity Banks or the Enhancement Provider to such party and which is designated by such disclosing party to such other party in writing or otherwise as confidential or not otherwise available to the general public (the information referred to in clauses (A), (B)

          and (C) is collectively referred to as the "Program Information");

          provided, however, that such party may disclose any such Program

          Information (I) to any other party to this Agreement for the purposes contemplated hereby, (II) as may be required by any municipal, state, federal or other regulatory body having or claiming to have jurisdiction over such party, (III) in order to comply with any law, order, regulation, regulatory request or ruling applicable to such party, or (IV) in the event such party is legally compelled (by interrogatories, requests for information or copies, subpoena, civil investigative demand or similar process) to disclose any such Program Information (provided that such party provides DG Bank the opportunity to contest such actions on behalf of such party);
               it will use the Program Information solely for the purposes of evaluating, administering and enforcing the transactions contemplated by this Agreement and making any necessary business judgments with respect thereto; and
               it will, upon demand, return (and cause each of its representatives to return) to DG Bank, all documents or other written material received from any of the disclosing parties described therein, in connection with (a)(i)(B) or (C) above, and all copies thereof made by such party which contain the confidential Program Information.
          Availability of Confidential Information.  This Section 14.08 shall be inoperative as to such portions of the Program Information which are or become generally available to the public or such party on a nonconfidential basis from a source other than any of the persons described in clause

     (a)(i)(C) above or were known to such party on a nonconfidential basis prior to its disclosure by any of the persons described in clause (a)(i)(C)

     above.

          Survival.  This Section 14.08 shall survive termination of this

     Agreement.
     Captions and Cross References.  The various captions (including, without limitation, the table of contents) in this Agreement are provided solely for convenience of reference and shall not affect the meaning or interpretation of any provision of this Agreement. Unless otherwise indicated, references in this Agreement to any Section, Appendix, Schedule or Exhibit are to such Section of or Appendix, Schedule or Exhibit to this Agreement, as the case may be, and references in any Section, subsection, or clause to any subsection, clause or subclause are to such subsection, clause or subclause of such Section, subsection or clause.
     Integration.  This Agreement, together with the Fee Letter and that certain side letter agreement dated as of May 26, 2000 among the Agent, the Borrower, the Servicer and the Originators, contains a final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire understanding among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings, including that certain commitment letter dated May 23, 2000 between the Agent and the Servicer.
     Governing Law.  THIS AGREEMENT, INCLUDING THE RIGHTS AND DUTIES OF THE

PARTIES HERETO, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, EXCEPT TO THE EXTENT THAT THE PERFECTION OF THE SECURITY INTEREST OF LENDER IN THE RECEIVABLES IS GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
     Waiver Of Jury Trial.  BORROWER AND UPAC HEREBY EXPRESSLY WAIVE ANY RIGHT

TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT, ANY OTHER TRANSACTION DOCUMENT OR UNDER ANY AMENDMENT, INSTRUMENT OR DOCUMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING OR OTHER RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT AND AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT A JURY.
     Consent To Jurisdiction; Waiver Of Immunities.  EACH OF BORROWER AND UPAC

HEREBY ACKNOWLEDGES AND AGREES THAT:
          IT IRREVOCABLY (I) SUBMITS TO THE JURISDICTION, FIRST, OF ANY UNITED STATES FEDERAL COURT, AND SECOND, IF FEDERAL JURISDICTION IS NOT AVAILABLE, OF ANY NEW YORK STATE COURT, IN EITHER CASE SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT,
     (II) AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED ONLY IN SUCH NEW YORK STATE OR FEDERAL COURT AND NOT IN ANY OTHER COURT, AND (III) WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.
          TO THE EXTENT THAT IT HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM THE JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER THROUGH SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID TO EXECUTION, EXECUTION OR OTHERWISE) WITH RESPECT TO ITSELF OR ITS PROPERTY, IT HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER OR IN CONNECTION WITH THIS AGREEMENT.
     Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement.
     No Recourse Against Other Parties.  No recourse under any obligation,

covenant or agreement of Lender contained in this Agreement shall be had against any stockholder, employee, officer, director, or incorporator of Lender, provided, however, that nothing in this Section 14.15 shall relieve any of the foregoing Persons from any liability which such Person may otherwise have for his/her or its gross negligence or willful misconduct.
     Covenant to Cooperate.  Borrower, Servicer, UPAC, the Agent and Lender

covenant to provide each other with all data and information required to be provided by them hereunder at the times required hereunder, and additionally covenant to reasonably cooperate with each other in providing any additional information required by any of them in connection with their respective duties hereunder.
     Advice From Independent Counsel.  The parties hereto understand that this

Agreement is a legally binding agreement that may affect such party's rights. Each party hereto represents to the other that it has received legal advice from counsel of its choice regarding the meaning and legal significance of this Agreement and that it is satisfied with its legal counsel and the advice received from it.
                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK;
                           SIGNATURE PAGE TO FOLLOW]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.



APR FUNDING CORPORATION,
      as Borrower

By:
Title:
8245 Nieman Road, Suite 123
Lenexa, Kansas  66214
Telephone No.: (913) 859-0055
Facsimile No.: (913) 859-0011
Attention:     Kurt Huffman

UNIVERSAL PREMIUM ACCEPTANCE CORPORATION, individually and as initial Servicer


By:
Title:
8245 Nieman Road, Suite 100
Lenexa, Kansas  66214
Telephone No.: (913) 894-6150
Facsimile No.: (913) 894-4988
Attention:     Kurt Huffman

AUTOBAHN FUNDING COMPANY, LLC, as Lender


By:   DG Bank Deutsche
Genossenschaftsbank
      AG, as its attorney-in-fact


By:
Title:

c/o   Lord Securities Corporation
      Two Wall Street, 19th Floor
      New York, New York  10005
      Telephone No. (212) 346-9008
      Facsimile No.: (212) 346-9012
      Attention:          Frank Bilotta

DG BANK DEUTSCHE GENOSSENSCHAFTSBANK AG, as Agent


By:
Title:
609 Fifth Avenue, Suite 911
New York, New York  10017
Telephone No.: (212) 745-1665
Facsimile No.: (212) 745-1651
Attention:     Patrick Preece
                                   APPENDIX A
                                  DEFINITIONS
          This is Appendix A to the Loan and Security Agreement dated as of August 31, 2000, among APR Funding Corporation, Universal Premium Acceptance Corporation, Autobahn Funding Company, LLC and DG Bank Deutsche Genossenschaftsbank AG, as Agent (as amended, supplemented or otherwise modified from time to time, this "Agreement"). Each reference in this Appendix A to any

Section, Appendix or Exhibit refers to such Section of or Appendix or Exhibit to this Agreement.
          (A)  Defined Terms.  As used in this Agreement, unless the context requires a different meaning, the following terms have the meanings indicated herein below:
          "Accrued Facility Costs" means, on any day, the aggregate of (a) the accrued and unpaid Earned Discount and Liquidation Fees, (b) the accrued and unpaid Program Fee and Non-Use Fee, (c) the accrued and unpaid Custodian's Fee,
(d) the accrued and unpaid Servicer's Fee, (e) the accrued and unpaid Backup Servicer Fee and (f) all other accrued and unpaid Designated Obligations.
          "Adjusted Eurodollar Rate" means, with respect to any Yield Period for any Loan, an interest rate per annum equal to the sum of:
          the LIBOR Spread; plus

          the quotient, stated as a percentage, of (i) the per annum rate determined by Agent (rounded upwards if necessary to the next multiple of 1/16th of 1%) at which Dollar deposits in an amount equal to the outstanding principal amount of such Loan for a period approximating such Yield Period are offered by DG Bank based on information presented on Telerate Page 3750 as of 11:00 a.m. London time on the second Business Day prior to the first day of such Yield Period, divided by (ii) a number equal to 1.00 minus the Eurodollar Reserve Percentage, if applicable.
          "Advance Rate" means for any day, after giving effect to any Loans repaid or borrowed on such day, the outstanding principal balance of the Loans divided by the Net Pool Balance.
          "Adverse Determination" means any formal act, conclusion, ruling,

determination, finding, opinion, law, regulation or formal pronouncement by or of any Regulator having authority, the result of which is that (i) Lender was, is or will be required to be regulated, licensed or qualified as a premium finance company or its equivalent under any applicable law, order, rule or regulation on account of Lender's making or Continuation of Loans hereunder, or
(ii) any Person, other than the Lender and which is not already licensed or qualified as an insurance premium finance company, engaged in a transaction similar, in the reasonable judgment of Lender or the Agent, to that under this Agreement whereby such Person purchases or holds an ownership interest in receivables or undivided interests in receivables evidenced by insurance premium finance contracts, or makes loans secured by such contracts, such Person is, was or will be required to be regulated, licensed or qualified as a premium finance company or its equivalent under any applicable law, order, rule or regulation on account of such Person's purchase or holding of such receivables or undivided interests in such receivables.
          "Adverse Determination Receivables" means those Pool Receivables that create or support a nexus with a jurisdiction, as determined by the applicable laws, orders, rules or regulations of that jurisdiction, the result of such nexus being that Lender is directly subject to an Adverse Determination pursuant to clause (i) of the definition of Adverse Determination, or could eventually be directly subject to an Adverse Determination similar to any Adverse Determination described in clause (ii) of the definition of Adverse

Determination.
          "Affected Party" means each of the Agent, the Lender, the Liquidity

Agent, the Enhancement Providers, each Liquidity Bank, and any agent of any of the foregoing and all of the foregoing's successors, assigns and/or participants.
          "Affiliate" when used with respect to a Person means any other Person controlling, controlled by, or under common control with, such Person.
          "Agent" has the meaning set forth in the preamble.

          "Agent's Office" means the office of the Agent at 609 Fifth Avenue,

New York, NY   10017, Attention: Asset Securitization Group, or such other address as shall be designated by the Agent in writing to Borrower and Lender.
          "Allocated Expenses  means the share of expenses reasonably determined by Parent to be incurred by Parent as holding company for APR, UPAC, UPAC of California, Oxford and each of their respective subsidiaries in such capacity as such holding company and reasonably allocated to any of APR, UPAC, UPAC of California, Oxford and such Person's respective subsidiaries.
          "Alternate Base Rate" means, with respect to any Yield Period for any

Loan, an interest rate per annum equal to the Adjusted Eurodollar Rate or the

Base Rate as the Borrower shall so select and the Agent shall approve in accordance with the terms of this Agreement; provided, however, that the

"Alternate Base Rate" for such Loan allocated to such Yield Period shall be the

Base Rate if (a) on or before the first day of such Yield Period, a Liquidity Bank shall have notified the Agent that a Eurodollar Disruption Event has occurred, (b) such Yield Period is a period of 1 to 29 days, or (c) the Loan to be allocated to such Yield Period is less than $1,000,000.
          "APR" means Agency Premium Resource, Inc., a Kansas corporation.

          "Backup Servicer" means Input 1, LLC, as Backup Servicer pursuant to the Backup Servicing Agreement.
          "Backup Servicer Fee" means the  fees payable by the Borrower to the

Backup Servicer pursuant to the Backup Servicing Agreement.
          "Backup Servicing Agreement" means that certain Backup Servicing

Agreement dated as of May 26, 2000, as amended, among the Backup Servicer, the Agent, the Servicer and the Borrower, as the same may be amended or otherwise modified from time to time.
          "Base Rate" means, on any date, a fluctuating rate of interest per annum equal to the higher of (a) the per annum rate of interest announced from time to time by DG Bank by its head of office in New York, New York as its "base rate" and (b) 0.50% per annum above the Federal Funds Rate. The Base Rate is not necessarily intended to be the lowest rate of interest offered to its customers.
          "Best's Rating" means at any time the rating published in the then most recent edition of Best's Insurance Reports, Property-Casualty for the

Insurance Obligor in question. If Best's Insurance Reports, Property-Casualty ceases to be published at any time, Lender shall choose a reasonably equivalent substitute rating criteria, and appropriate modifications to this Agreement will be made to reflect such substitution.
          "Book Net Worth" means, for any period, total assets less total liabilities, as determined in accordance with GAAP.
          "Borrower" has the meaning set forth in the preamble.

          "Borrower Information" has the meaning set forth in Section 14.07(a).

          "Borrower Party" has the meaning set forth in Section 14.07(a).

          "Borrower Order" means a direction letter, in such form as the Agent and Borrower may approve, specifying the Eligible Investments in which funds in the Collection Account shall be invested pursuant to Section 3.09.

          "Borrowing" means a borrowing of Loans under this Agreement. "Borrowing Base" means, at any time, an amount equal to the product of

(a) the Net Pool Balance and (b) the Advance Rate, not to exceed the Maximum Advance Rate.
          "Borrowing Base Deficiency" means, at any time, the amount, if any, by which the Obligations exceed the lesser of (i) the Borrowing Base and (ii) the Commitment Amount.
          "Borrowing Base Surplus" means, at any time, the amount, if any, by which the Borrowing Base exceeds the lesser of (i) the Obligations and (ii) the Commitment Amount.
          "Business Day" means a day on which (a) the Agent at its principal office in New York, New York is open for business, (b) commercial banks in New York City are not authorized or required to be closed for business and (c) if the term "Business Day" is used in connection with the Adjusted Eurodollar Rate, dealings in Dollars are carried on in the London Interbank Market.
          "Cancellation Ratio" means, as of the Cut-Off Date for any Settlement

Period, a fraction (expressed as a percentage) (a) the numerator of which is the difference between (1) the average Unpaid Principal Balance of all Pool Receivables the related insurance policies of which were cancelled during the preceding Settlement Period on account of non-payment by the related Obligor and
(2) the average Unpaid Principal Balance of those Pool Receivables described in clause (1) relating to any such canceled insurance policies to the extent that such canceled insurance policies (and such related Pool Receivables) were reinstated during the Settlement Period for which such ratio is being calculated or, to the extent that the Direct Obligor of any such canceled insurance policy is a resident of the Commonwealth of Massachusetts, a new Pool Receivable in respect of an insurance policy issued in replacement of such canceled Pool Receivable was created during such Settlement Period) and (b) the denominator of which is the average aggregate Unpaid Principal Balance of all Pool Receivables during such Settlement Period.
          "Change in Control" means any of the following:

               (a) the acquisition, by any Person or two or more Persons acting on concert, of beneficial ownership (within the meaning of Sections 13(d) and 14(d) (2) of the Exchange Act), of 50% or more of the issued and outstanding shares of the capital stock (including all warrants, options, conversion rights, and other rights to purchase or convert into such stock) of Parent on a fully diluted basis, except for (i) acquisitions of newly issued shares of the capital stock of Parent for fair market value, and
     (ii) acquisitions of newly issued shares of the capital stock of Parent by employee benefit plans sponsored by Parent or any of its Subsidiaries for fair market value;
               (b) the failure of Parent to own (directly or through wholly-owned Subsidiaries, free and clear of all liens, 100% of the outstanding voting stock of each of the Originators or the failure of UPAC to own (directly or through wholly-owned Subsidiaries of UPAC), free and clear of all liens, 100% of the outstanding voting stock of Borrower; or
               (c) the creation or imposition of any Lien on any shares of capital stock of Borrower.
               "Collateral" has the meaning set forth in Section 9.01.

          "Collection Account" has the meaning set forth in Section 3.09.

          "Collections" means, with respect to any Receivable, all funds (a)

received from or on behalf of the related Obligors in payment of any amounts owed (including, without limitation, principal, finance charges, interest and all other charges and fees) in respect of such Receivable, or applied to such amounts owed by such Obligors (including, without limitation, payments under guaranties, from state guaranty funds or other Related Security, refunds of unearned insurance premiums upon termination of insurance policies, insurance payments that Borrower, any of the Originators or Servicer applies in the ordinary course of its business to amounts owed in respect of such Receivables and net proceeds of sale or other disposition of repossessed goods or other collateral or property of the Obligor or any other party directly or indirectly liable for payment of such Receivable and available to be applied thereon), and
(b) deemed to have been received by Borrower, any of the Originators or any other party as a Collection pursuant to Section 3.04.

          "Commercial Paper Notes" means short-term promissory notes issued or to be issued by Lender to fund its investments in accounts receivable or other financial assets.
          "Commitment Amount" means $80,000,000, as such amount may be adjusted by the Borrower and Lender pursuant to a written agreement.
          "Concentration Limit" means the amount by which (x) the Unpaid

Principal Balance of Eligible Receivables of an Obligor or relating to a specified Person exceeds (y) the percentage specified under certain categories in the definition of "Excess Concentration Deductions" of the Unpaid Principal Balance of all Eligible Receivables.
          "Consolidated Tangible Net Worth" means the consolidated Book Net

Worth of UPAC, UPAC of California, APR and their Subsidiaries after subtracting therefrom the aggregate amount of any intangible assets of UPAC, UPAC of California, APR and their Subsidiaries required to be subtracted in accordance with GAAP.
          "Continuation" has the meaning set forth in Section 1.04.

          "Contract" means any contract, instrument or other writing entered into by Borrower or an Originator in the ordinary course of its business in connection with, or evidencing, loans made by Borrower or such Originator to any Obligor to finance such Obligor's payment of unearned insurance premiums in respect of one or more insurance policies issued by one or more insurance carriers, including, without limitation, any writing relating to the assignment of all unearned premiums pertaining to the insurance policy or policies for which premium payments are being financed, any designation of Borrower or such Originator as a loss payee thereunder, and any guaranty by the insurance agents that sold the related insurance policy or policies.
          "CP Disruption Event" means the inability of the  Lender, at any time,

whether as a result of a prohibition, a contractual restriction or any other event or circumstance whatsoever, to raise funds through the issuance of its Commercial Paper Notes (whether or not constituting Commercial Paper Notes issued to fund Loans hereunder) in the United States commercial paper market.
          "CP Rate" means, with respect to any Yield Period for any Loan, the rate equivalent to the rate (or if more than one rate, the weighted average of the rates) at which Commercial Paper Notes of the Lender having a term equal to such Yield Period and issued to fund the applicable Loan or Continuation thereof by the Lender may be sold by any placement agent or commercial paper dealer selected by the Lender, as agreed between each such agent or dealer and the Lender and notified by the Lender to the Agent; provided, however, if the rate

(or rates) as agreed between any such agent or dealer and the Lender with regard to any Yield Period for the applicable Loan is a discount rate (or rates), the "CP Rate" for such Yield Period shall be the rate (or if more than one rate, the weighted average of the rates) resulting from converting such discount rate (or rates) to an interest-bearing equivalent rate per annum.

          "Credit and Collection Policy" means, with respect to any Receivables originated by an Originator, the credit and collection policies and practices of such Originator relating to such Receivables and the contracts relating thereto, copies of each of which shall have been provided to the Agent concurrently herewith (or, in the case of any new Originator, prior to or concurrently with such Person becoming an Originator), as the same may be modified from time to time without violating Section 7.03(c).

          "Custodian" means Iron Mountain Incorporated or any successor custodian acceptable to the Agent and the Servicer.
          "Custodian's Fee" means the fees payable to the Custodian pursuant to the Custody Agreement.
          "Custody Agreement" means the agreement between the Agent and the

Custodian providing for the transit and storage of Contracts at premises of the Custodian, as amended, supplemented or otherwise modified from time to time or any successor custody agreement acceptable to the Agent and reasonably acceptable to the Servicer.
          "Cut-Off Date" means the last day of each Settlement Period.

          "Deemed Collection" has the meaning set forth in Section 3.04.

          "Default Ratio" means, at any time, the fraction, expressed as a percentage, computed as of the most recent Cut-Off Date (i) the numerator of which is the Unpaid Principal Balance of Receivables that became Defaulted Receivables (net of recoveries) during the preceding Settlement Period ending on such Cut-Off Date and (ii) the denominator of which is the average aggregate Unpaid Principal Balance of all Pool Receivables during such Settlement Period.
          "Defaulted Receivable" means a Receivable and related Contract: (i) as to which any payment, or part thereof, remains unpaid for (x) 31 (or, to the extent the Direct Obligor thereon is a resident of Massachusetts, 40) or more days (or such earlier date as specified in the related Contract) from the original due date for such payment without cancellation of all of the related insurance policies or (y) 181 or more days after cancellation of all such policies, (ii) as to which the Obligor thereof becomes the subject of an Event of Bankruptcy or, if applicable, becomes subject to rehabilitation or similar proceeding (it being understood that Direct Obligors wishing to enter into a new Contract that are subject to bankruptcy proceedings and which have obtained a court order permitting Servicer (without further notification to the Court) to cancel the related Contract, the Receivables under which are or will be included in the Receivables Pool shall not be subject to this clause (ii)) or is seized by any governmental authority, (iii) as to which payments have, unless as a result of any Endorsement, been extended, or the terms of payment thereof rewritten, whether by amendment, modification or through a new contract without Lender's consent, (iv) as to which 45 or more days have passed since receipt of the related unearned premium or notification to Borrower or Servicer that the related unearned premium has been fully earned or (v) which is a charged-off Receivable in accordance with the Credit and Collection Policy.
          "Designated Obligations" means any amounts then owed under this

Agreement by Borrower or UPAC, which amounts shall have been so designated by the Agent to Borrower and UPAC, whether owed to Lender, Agent, Custodian, any other Affected Party or Servicer, other than Earned Discount, Program Fee and Servicer's Fee.
          "Designated Obligor" means, at any time, all Obligors of the

Originators except any such Obligor as to which the Agent has, at least three Business Days prior to the date of determination, given notice to Borrower that such Obligor shall not be considered a Designated Obligor.
          "Direct Obligor" means, with respect to any Receivable, the borrower of the loan under any Contract.
          "Dollars" means dollars in lawful money of the United States of

America.
          "Downgraded Liquidity Bank" means a Liquidity Bank which has been the subject of a Downgrading Event.
          "Downgrading Event" with respect to any Person means the lowering of the rating with regard to the short-term securities of such Person to below (i) A-1 by S&P, (ii) P-1 by Moody's, or (iii) F-1 by Fitch IBCA Inc. or any successor thereof.
          "Earned Discount" means, for any Yield Period with respect to any

Loan,
               PTI x ER x ED + LF
                     360
          where:

PTI     =       the daily average (calculated at the close of
                business each day) of the outstanding principal
                balance of such Loan during such Yield Period,
ER      =       the Earned Discount Rate for such Yield Period,
ED      =       the actual number of days elapsed during such Yield
                Period, and
LF      =       the Liquidation Fee, if any, during such Yield
                Period.
          "Earned Discount Payment Date" with respect to any Yield Period for any Loan means the last day of such Yield Period; provided, that with respect to any Loan accruing Earned Discount at the Adjusted Eurodollar Rate and having an initial Yield Period in excess of one month, the "Earned Discount Payment Date"

for such Loan shall be deemed to occur at the end of each 30-day period that such Loan is outstanding and on the last day of such Yield Period.
          "Earned Discount Rate" means for any Yield Period with respect to any

Loan:
               (a) in the case of a Loan funded by a Liquidity Purchase, either the Adjusted LIBOR Rate or the Base Rate applicable to such Loan for such Yield Period; and
               (b) for any Loan funded by Commercial Paper Notes, the CP Rate applicable to such Loan for the related Yield Period;
provided, however, that on any day when any Liquidation Event or Unmatured

Liquidation Event shall have occurred and be continuing the Earned Discount Rate for each Loan shall mean a rate per annum equal to the Base Rate plus 2% per annum.
          "Effective Advance Rate" means for any day, after giving effect to any

Loans repaid or borrowed on such day, the outstanding principal balance of the Loans divided by the unpaid principal balance of the Receivables in the Receivables Pool as of the then most recent Cut-Off Date.
          "Eligible Agent" means a licensed agent of an Eligible Insurance

Carrier approved by an Originator in accordance with its Credit and Collection Policy.
          "Eligible Contract" means a Contract substantially in one of the forms set forth in Schedule 6.01(p)-1 or otherwise satisfying the criteria set forth on Schedule 6.01(p)-3.

          "Eligible Insurance Carrier" shall mean at any date any insurance company that meets each of the following requirements: it is not the subject of any Event of Bankruptcy, and is not otherwise being rehabilitated or supervised.
          "Eligible Investments" means any one or more of the following obligations or securities:
               (a) direct non-callable obligations of, and non-callable obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;
               (b) demand and time deposits in, certificates of deposits of, and bankers' acceptances issued by, any depository institution or trust company (including an indenture trustee acting in its commercial capacity) incorporated under the laws of the United States of America or any state thereof, having a combined capital and surplus of at least $500,000,000, and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution that is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) have one of the two highest short-term credit rating available from Moody's, S&P and Fitch;
               (c)  repurchase obligations with respect to and collateralized by
          (i) any security described in clause (b) above or (ii) any other security issued or guaranteed by an agency or instrumentality of the United States of America, in each case entered into with a depository institution or trust company (acting as principal) of the type described in clause (b) above, provided that the Agent has taken delivery of such security;
               (d) commercial paper (including both non- interest-bearing discount obligations and interest-bearing obligations, but excluding Commercial Paper Notes) payable on demand or on a specified date not more than one year after the date of issuance thereof having the highest short-term credit rating from Moody's and S&P at the time of such investment; and
               (e) shares in a mutual fund investing solely in short term securities of the United States government and/or securities described in clause (c) above where the mutual fund custodian has taken delivery of the collateralizing securities, provided that (i) such fund shall have one of the two highest short-term credit rating available from Moody's, S&P and Fitch and (ii) such shares shall be freely transferable by the holder on a daily basis.
          "Eligible Receivable" means, at any time, a Receivable which meets each of the criteria set forth below or an Eligible Unfunded Receivable:
               the Obligor of which, if an Affiliate of the Borrower or the Servicer, is not the Obligor of Pool Receivables, the Unpaid Principal Balance of which exceeds $950,000 in the aggregate;
               the loan giving rise thereto was (1) made (either directly or by purchase of an existing loan) in the ordinary course of business by Borrower or an Originator to or on behalf of a Person that used all of the proceeds of such loan to pay premiums on property, business liability, workman's compensation, casualty insurance and other similar types of insurance policies or personal auto insurance policies issued by an Eligible Insurance Carrier and owned by such Person, (2) subject to a draft written by the Eligible Agent to the Eligible Insurance Carrier and drawn on the Borrower, which draft has been cashed, (3) evidenced by an Eligible Contract and was fully disbursed to such Eligible Insurance Carrier, its agent or such
          Person, and (4) customary in the insurance premium finance business;
               which, (x) if the perfection of Lender's security interest therein is governed by the laws of a jurisdiction where the Uniform
          Commercial Code - Secured Transactions is in force, constitutes a general intangible as defined in the Uniform Commercial Code as in effect in such jurisdiction, and (y) if the perfection of Lender's security interest therein is governed by the law of any jurisdiction where the Uniform Commercial Code - Secured Transactions is not in force, Borrower has furnished to Lender such opinions of counsel and other evidence as has reasonably been requested, establishing to the reasonable satisfaction of Lender that such Lender's security interest and other rights with respect thereto are not significantly less protected and favorable than such rights under the Uniform Commercial Code;
               the Obligor of which is a United States resident and is not a government or a governmental subdivision or agency unless (i) the Borrower and the Originators shall have complied with the Assignment of Claims Act to the satisfaction of the Agent and (ii) the Unpaid Principal Balance of such Receivable when combined with all other Pool Receivables of which a government or governmental subdivision or agency is the Obligor, would not exceed $500,000;
               the related originating insurance agent of which is an Eligible Agent of an Eligible Insurance Carrier;
               the Obligor of which is not, solely at the time eligibility is being determined, the Obligor of Receivables, ten percent (10.0 %) or more of which (as determined based on the Principal Receivables) are Defaulted Receivables;
               which is not a Defaulted Receivable;
               the related insurance policy of which is required to be canceled if payment on such Receivable is not received within 30 days of its due date (or, if earlier, the date required in the related Contract);
               with regard to which the warranty of Borrower in Section 6.01(l)

          is true and correct;
               (A) the sale of an undivided interest in which or the grant of a security interest therein does not contravene or conflict with any law, and (B) in the case of Receivables generated by the Originator, the sale of which to Borrower does not contravene or conflict with any law;
               which is denominated and payable only in Dollars in the United States;
               which arises under a Contract, substantially in the form of
          Schedule 6.01(p)-1 hereto (or, if not in the form of Schedule 6.01(p)-

          1, in such form as does not deviate in any material substantive manner from Schedule 6.01(p)-1 or the requirements of Schedule 6.01(p)-3, in either case, without the express written consent of the Agent), that
          (1) is in the possession of the Custodian, (2) has been duly authorized and that, together with such Receivable, is in full force and effect and constitutes the legal, valid and binding obligation of the Obligor of such Receivable enforceable against such Obligor in accordance with its terms, (3) the terms of which (including payment instructions to the Obligors thereon and the due date thereon) have not been modified unless in accordance with the applicable Credit and Collection Policy, (4) was stamped with an assignment to Borrower and further grant of a security interest therein to the Agent, (5) permits the powers of attorneys granted by the Originators, the Borrower and the Servicer to the Agent, and (6) permits the unearned premium for the insurance policy to which such Contract relates to be assigned to the Borrower;
               which, together with the Contract related thereto, does not contravene in any material respect any laws, rules or regulations applicable thereto (including, without limitation, laws, rules and regulations relating to usury, truth in lending, fair credit billing, fair credit reporting, equal credit opportunity, fair debt collection practices and privacy) and with respect to which no party to the Contract related thereto is in violation of any such law, rule or regulation in any material respect if such violation would impair the collectibility of such Receivable;
               which is secured by a first priority perfected security interest in and assignment of the right to cancel all of the insurance policies financed in whole or in part with the proceeds of the related loan upon the occurrence of a default under the related Contract and the right to receive all payments of unearned premiums owed upon such cancellation and, to the extent permitted by applicable law or regulation, the designation of Borrower as a loss payee under such policies;
               which at the time of its designation as a Pool Receivable is not an Adverse Determination Receivable; provided, that upon the Borrower becoming obligated to repay any Loan or portion thereof as a result of any such Pool Receivable becoming an Adverse Determination Receivable, such Pool Receivable shall cease to be an Eligible Receivable hereunder;
               which at the time of its designation as a Pool Receivable does not create or support a nexus with a jurisdiction (x) conducting a formal proceeding, investigation or inquiry that could in the Agent's judgment result in an Adverse Determination or (y) that could require Lender to be licensed as a premium finance loan company;
               if any Receivables to be financed with a Loan shall result from a bulk or portfolio purchase, unless otherwise provided pursuant to
          Section 7.06(f) of this Agreement or Section 5.3(e) of the Purchase and Sale Agreement, the Agent shall have approved the inclusion of such Receivables in writing after conducting a collateral audit of the Receivables purchased by Borrower or any applicable Originator in a bulk or portfolio purchase;
               which (x) satisfies all applicable requirements of the applicable Credit and Collection Policy and (y) complies with such other criteria and requirements (other than those relating to the collectibility of such Receivable) as the Agent may from time to time specify to Borrower following thirty days' notice;
               which at the time of its designation as a Pool Receivable would not cause the Excess Yield Ratio, calculated in the manner described in Section 10.01(h) to be less than 4.00%; and

               as to which the Agent has not notified Borrower that the Agent has determined, in its reasonable discretion, that such Receivable (or class of Receivables) is not acceptable for financing hereunder. "Eligible Unfunded Receivable" means a Receivable (i) which would otherwise be an Eligible Receivable except for the funding requirement in clause
(b) of the definition thereof, (ii) which after giving effect to the funding thereof would comply with all the criteria set forth in clause (b) of the definition of "Eligible Receivable", (iii) which has not remained unfunded for more than thirty (30) days after the execution and the delivery of the Eligible Contract related thereto, and (iv) which when combined with all other Receivables complying with the criteria set forth in clauses (i) through (iii) above, (A) would not cause the aggregate outstanding amount of such Receivables to exceed $1,000,000 and (B) would not cause the Effective Advance Rate after giving effect to the minimum equity requirement set forth in Section 10.01(x) of this Agreement to exceed the Maximum Effective Advance Rate.
          "Endorsement" means any increase or decrease to a Receivable originated by an Originator that results solely from an increase or decrease to the premium amount payable under the related insurance policy as a result of an endorsement to such insurance policy reflecting a change in the coverage thereof.
          "Enhancement Provider" means any provider of any credit enhancement or credit support to the Lender in connection with receivables purchase facilities entered into by the Lender.
          "ERISA" means the U.S. Employee Retirement Income Security Act of

1974, as amended from time to time.
          "ERISA Affiliate" means, with respect to any Person, (i) any corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Internal Revenue Code, as in effect from time to time (the "Code") as such Person; (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above.
          "Eurocurrency Liabilities" has the meaning assigned to that term in

Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
          "Eurodollar Disruption Event" means, with respect to all Loans in respect of which Earned Discount for the applicable Yield Period is accruing at the Adjusted Eurodollar Rate, any of the following: (a) a determination by the Lender, any Liquidity Bank or the Liquidity Agent that it would be contrary to law or to the directive of any central bank or other governmental authority (whether or not having the force of law) to obtain United States dollars in the London interbank market to make, fund or maintain any Loan for such Yield Period, (b) the failure of DG Bank to furnish timely information for purposes of determining the Adjusted Eurodollar Rate, (c) a determination by a Liquidity Bank that the Adjusted Eurodollar Rate does not accurately reflect the cost to such Liquidity Bank of making, funding or maintaining any such Loan for such Yield Period or (d) the inability of a Liquidity Bank to obtain United States dollars in the London interbank market to make, fund or maintain such Loan for such Yield Period.
          "Eurodollar Reserve Percentage" means, for any day with respect to a

Loan allocated to Yield Period in respect of which Earned Discount accrues at the Adjusted Eurodollar Rate, means the maximum rate (expressed as a decimal) at which any lender subject thereto would be required to maintain reserves under Regulation D of the Board of Governors of the Federal Reserve System (or any successor or similar regulations relating to such reserve requirements) against Eurocurrency Liabilities, if such liabilities were outstanding. The Eurodollar Reserve Percentage shall be adjusted automatically on and as of the effective date of any change in the maximum rate described above.
          "Event of Bankruptcy" shall be deemed to have occurred with respect to a Person if either:
               (a) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, conservator, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and in the case of any Person other than an Insurance Obligor such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of 60 consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal bankruptcy laws or other similar laws now or hereafter in effect; or
               (b) such Person shall commence a voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for, such Person or for any substantial part of its property, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors shall vote to implement any of the foregoing. It shall be understood and agreed that Parent's and American Freight System, Inc.' s 1988 insolvency shall not be deemed Events of Bankruptcy hereunder.
          "Excess Concentration Deduction" means the aggregate of each of the following categories:
               (a)  Four Largest Agents.  The amount by which (x) the Unpaid

     Principal Balance of Eligible Receivables having the four insurance agents with the largest concentrations in the Receivables Pool exceeds (y) $11,000,000.
               (b)  Four Largest Insurance Obligors.  The amount by which (x)

     the Unpaid Principal Balance of Eligible Receivables having the four Insurance Obligors with the largest concentrations of all Insurance Obligors in the Receivables Pool exceeds (y) $10,000,000.
               (c)  Individual Insurance Obligors.

          (1) If the Insurance Obligor is rated by one of Moody's, S&P, Fitch or A.M. Best:
 Lower of Moody's/S&P/Fitch/AM Best Ratings  Concentration Limit

Aaa/AAA/AAA/AA+                                     15.0%
>Aa3/AA-/AA-/A+ and < Aaa/AAA/AAA/A++               10.0%

>A3/A-/A-/A and < Aa3/AA-/AA-/A+                     5.0%

>Baa3/BBB-/BBB-/B++ and <A3/A-/A-/A                  3.0%

          (2) If the unsecured long-term debt of the Insurance Obligor is rated by none of Moody's, S&P, Fitch or A.M. Best, the Concentration Limit shall be 0.50%
          (d)     Certain Insurance Obligors.

          (1) With respect to Insurance Obligors the long-term debt of which is rated below A2 by Moody's, below A by S&P, below A by Fitch and below A by A.M. Best, the amount by which the unpaid principal balance of Eligible Receivables having the fifteen such Insurance Obligors with the largest concentrations of such Insurance Obligors in the Receivables Pool exceeds $10,000,000.
          (2) With respect to all Insurance Obligors the long-term debt of which is rated below B- by A.M. Best, the Concentration Limit in the aggregate shall be five percent (5.0%).
          (e)     Single Obligors.  With respect to any single Obligor, the

Concentration Limit shall be two and one-half percent (2.50%).
          (f)     Auto Insurance.  The amount by which (x) the Unpaid Principal

Balance of Eligible Receivables for personal automobile insurance policies exceeds (y) ten percent (10.0%) of the Unpaid Principal Balance of all Eligible Receivables.
          (g)     Policy Type.  The amount by which (x) the Unpaid Principal

Balance of Eligible Receivables having a policy type of voluntary or involuntary worker's compensation (non-monoline) or liquor liability exceeds (y) in the aggregate fifteen percent (15.0%) of the Unpaid Principal Balance of all Eligible Receivables.
          (h)  Loan Terms.  The amount by which (x) the Unpaid Principal Balance of Eligible Receivables arising from loans with payment terms of longer than twelve months exceeds (y) ten percent (10.0%) of the Unpaid Balance of all Eligible Receivables; provided, however, that with respect to such Eligible Receivables the Insurance Obligors of which have an unsecured long-term debt rating of B- or below by A. M. Best, the amount by which the unpaid principal balance of such Receivables exceeds one percent (1.0%) of the Unpaid Principal Balance of all Eligible Receivables.
          (i)  Down Payments.  With respect to all Obligors which made down payments on the loans giving rise to Eligible Receivables of less than twenty percent (20.0%) of the original principal balances of the loans, the Concentration Limit shall be twenty-five percent (25.0%).
          "Excess Yield Ratio" means, at any time, the fraction, expressed as an annualized percentage, computed as of the most recent Cut-Off Date (a) the numerator of which is (i) the amount of, calculated for such Settlement Period of Finance Charge Receivables at such time less (ii) the sum of (v) the Servicer's Fee for such Settlement Period plus (w) the Custodian's Fee for such

Settlement Period plus (x) the Backup Servicer Fee for such Settlement Period plus (y) the Program Fee for such Settlement Period plus (z) the Earned Discount for such Settlement Period, and (b) the denominator of which is the average aggregate Unpaid Principal Balance of all Pool Receivables during such Settlement Period.
          "Exchange Act" means the Securities and Exchange Act of 1934, as amended.
          "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal (for each day during such period) to
               (a) the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York; or
               (b) if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Agent from three federal funds brokers of recognized standing selected by it.
          "Federal Reserve Board" means the Board of Governors of the Federal

Reserve System, or any successor thereto or to the functions thereof.
          "Fee Letter" means the Fee Letter dated as of May 26, 2000.

          "Final Payout Date" means the date following the Termination Date on which all Obligations shall have been paid in full.
          "Finance Charge Receivable" means the portion of any Pool Receivable that is not the related Principal Receivable, including, without limitation, the right to the payment of finance charges, interest payments, late payment charges, collection fees, extension fees and other amounts actually accrued thereon on a current basis.
          "Fitch" means Fitch, Inc., or any successor thereof.

          "GAAP" means generally accepted accounting principles consistently applied.
          "Indemnified Amounts" has the meaning set forth in Section 13.01.

          "Indemnified Party" has the meaning set forth in Section 13.01.

          "Insurance Obligor" with respect to any Receivable, means any insurance carrier that has issued and is carrying any of the insurance policies for which premiums are financed in whole or in part with the proceeds of such Receivable; and related Insurance Obligor means with respect to any such

Receivable, such insurance carrier.
          "Lender" has the meaning set forth in the preamble.

          "LIBOR Spread" means the per annum rate set forth in the Fee Letter.

          "Lien" means a lien, security interest, charge, or encumbrance, or other right or claim of any Person other than (i) a potential claim or right (that has not yet been asserted) of a trustee appointed for an Obligor in connection with any Event of Bankruptcy and (ii) an unfiled lien for taxes accrued but not yet payable.
          "Liquidation Collection Account" has the meaning set forth in Section

3.09(a).
          "Liquidation Date" means the occurrence of any of the following: (i) a

Liquidation Event, (ii) the Termination Date and (iii) the first day of a Liquidation Period; provided, however, that in the case of a Liquidation Date occurring and existing solely as a result of the occurrence of a Liquidation Event, then upon the waiver or cure of such Liquidation Event, such Liquidation Date shall be deemed not to have occurred.
          "Liquidation Event" has the meaning set forth in Section 10.01.

               "Liquidation Fee" means, for the Loans allocated to each Yield

          Period (computed without regard to any shortened duration of such Yield Period as a result of the occurrence of the Liquidation Date) during which such Loans are repaid (in whole or in part) or the applicable Yield Rate for such Loans is for any reason changed, the amount, if any, by which (a) the Earned Discount (calculated without taking into account any Liquidation Fee) which would have accrued on the amount of the payment of such Loans during such Yield Period (as so computed) if such payment had not been made or if the applicable Yield Rate had remained unchanged, as the case may be, exceeds (b) the sum of (i) Yield actually received by the Lender in respect of such Loans for such Yield Period and (ii) if applicable, the income, if any, received by the Lender from the Lender's investing the proceeds of such payments on such Loans.
          "Liquidation Period" means the period commencing on the date on which the conditions precedent to Loans and Continuations thereof set forth in Section

5.02 are not satisfied (or expressly waived by Lender) and the Agent shall have notified Borrower and the Servicer in writing that the Liquidation Period has commenced, and ending on the Final Payout Date.
          "Liquidity Agent" means DG Bank as agent for the Liquidity Banks under the Liquidity Agreement, or any successor to DG Bank in such capacity.
          "Liquidity Agreement" means that certain Liquidity Agreement dated as of May 26, 2000 among Autobahn Funding Company LLC, DG Bank and certain other Liquidity Banks and the Liquidity Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          "Liquidity Bank" means any one of, and "Liquidity Banks" means all of,

the commercial lending institutions that are at any time parties to the Liquidity Agreement as "Liquidity Providers."
          "Liquidity Purchase" means a purchase of all or a portion of the Loans by the Liquidity Banks from the Lender under the Liquidity Agreement.
          "Lock-Box Agreement" means a letter agreement, in substantially the form of Exhibit 5.01(g), among Borrower, the Originator whose Receivables are the subject of such letter agreement, and any Lock-Box Bank.
          "Lock-Box Bank" means any of the banks holding one or more lock-box accounts for receiving or concentrating Collections of Pool Receivables.
          "Material Adverse Effect" with respect to any event or circumstance, a material adverse effect on:
               (i) the business, assets, financial condition, operations or prospects of Borrower or an Originator;
               (ii) the ability of Borrower or an Originator to perform its obligations under this Agreement or any other Transaction Document;
               (iii) the validity, enforceability or collectibility of this Agreement, any other Transaction Document, the Receivables or the related Contracts; or
               (iv) the status, existence, perfection, priority or enforceability of Lender's security interest in the Pool Receivables. "Maximum Advance Rate" means ninety percent (90.0%).

          "Maximum Effective Advance Rate" means eighty-eight and one-half percent (88.50%).
          "Monthly Payment Rate" means as of any Cut-Off Date, for any

Settlement Period, a fraction (expressed as a percentage) (a) the numerator of which is the total cash Collections with respect to all Pool Receivables and (b) the denominator of which is the average aggregate Unpaid Principal Balance of all Pool Receivables during such Settlement Period.
          "Moody's" means Moody's Investors Service, Inc., or any successor thereof.
          "Net Pool Balance" means at any time the Unpaid Principal Balance of the Eligible Receivables in the Receivables Pool at such time reduced by the aggregate Excess Concentration Deduction at such time.
          "Non-Use Fee" has the meaning set forth in Section 4.01(b).

          "Non-Use Fee Rate" has the meaning set forth in the Fee Letter.

          "Note" has the meaning set forth in Section 1.05.

          "Obligations" means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lender, the Agent, the Servicer, the Custodian, the Backup Servicer and/or any other Person, arising under or in connection with this Agreement or any other Transaction Document or the transactions contemplated hereby or thereby and shall include, without limitation, all liability for principal of and interest on the Loans, closing fees, unused line fees, audit fees, expense reimbursements, indemnifications, and other amounts due or to become due under the Transaction Documents, including, without limitation, interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding).
          "Obligor" means any Person directly or indirectly obligated to make payments on or with respect to any Receivable. Such term shall include, without limitation, any Direct Obligor and all Insurance Obligors pursuant to a Contract.
          "Originator" means UPAC, UPAC of California or any other wholly-owned direct or indirect Subsidiary of Parent that becomes a party to the Purchase and Sale Agreement as an "Originator" thereunder, and "Originators" means all such

Persons collectively.
          "Originator Eligible Unfunded Receivable" means a Receivable (i) which would otherwise be an Originator Eligible Receivable except for the funding requirement in clause (a) of the definition thereof, (ii) which after giving effect to the funding thereof would comply with all the criteria set forth in clause (a) of the definition of "Originator Eligible Receivable", (iii) which has not remained unfunded for more than thirty (30) days after the execution and the delivery of the Eligible Contract related thereto, and (iv) which when combined with all other Receivables complying with the criteria set forth in clauses (i) through (iii) above, (A) would not cause the aggregate outstanding amount of such Receivables to exceed $1,000,000 and (B) would not cause the Effective Advance Rate after giving effect to the minimum equity requirement set forth in Section 10.01(x) of the Loan Agreement to exceed the Maximum Effective

Advance Rate.
          "Oxford" means Oxford Premium Finance, Inc., an Illinois corporation.

          "Parent" means Transfinancial Holdings, Inc., a Delaware corporation.

          "Permitted Dividend" means any dividend that is to be paid by Borrower to UPAC prior to the Liquidation Date out of payments or distributions made by Servicer to Borrower under Section 3.01.

          "Person" means an individual, partnership, limited liability company,

corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture, government or any agency or political subdivision thereof or any other entity.
          "Pool Receivable" means a Receivable in the Receivables Pool.

          "Principal Receivable" means the portion of any Pool Receivable that is related to the unpaid principal of the related loan.
          "Program Fee" has the meaning set forth in Section 4.01(b).

          "Program Fee Rate" has the meaning set forth in the Fee Letter.

          "Program Information" has the meaning set forth in Section 14.08.

          "Purchase and Sale Agreement" means that certain Amended and Restated

Purchase and Sale Agreement of even date herewith, among Borrower, the Originators from time to time parties thereto and the Servicer, as the same may be amended, restated, supplemented or otherwise modified from time to time.
          "Purchase and Sale Termination Event" has the meaning set forth in the

Purchase and Sale Agreement.
          "Purchase Termination Date" means that day on which a Liquidation

Event has occurred and is continuing, and
               (a) the Agent declares a Purchase Termination Date in a notice to Borrower in accordance with Section 10.02(a); or

               (b)  in accordance with Section 10.02(b), becomes the Purchase

          Termination Date automatically.
          "Qualifying Liquidity Bank" means a Liquidity Bank with a rating of its short-term securities equal to or higher than (i) A-1 by S&P and (ii) P-1 by Moody's.
          "Receivable" means the indebtedness of any Obligor (other than a

Virginia Obligor) under a Contract whether constituting an account, chattel paper, an instrument, investment property, a general intangible or a payment intangible, and includes (i) the right to payment of such indebtedness and any interest or finance or late charges or penalties and other obligations of such Obligor with respect thereto, (ii) all other rights under such Contract, including insurance policy cancellation rights, (iii) all right, title and interest of Borrower and the applicable Originator in, to and under the insurance contract underlying such Contract and any and all other direct or indirect guaranties or security therefor, and (iv) all proceeds of the foregoing.
          "Receivables Pool" means at any time all then outstanding Receivables owned by Borrower, other than the Receivables specifically excluded from the Receivables Pool in a written certificate, executed and delivered by Lender and Borrower on or before the date of the initial Loan hereunder.
          "Regulation D" means Regulation D of the Federal Reserve Board, or any other regulation of the Federal Reserve Board that prescribes reserve requirements applicable to nonpersonal time deposits or "Eurocurrency Liabilities" as presently defined in Regulation D, as in effect from time to time.
          "Regulator" means any federal, state or local regulatory or governmental body, agency or official.
          "Regulatory Change" means, relative to any Affected Party

               (a) any change in (or the adoption, implementation, change in phase-in or commencement of effectiveness of) any
                    (i) United States federal or state law or foreign law applicable to such Affected Party;
                    (ii) regulation, interpretation, directive, requirement or request (whether or not having the force of law) applicable to such Affected Party of (A) any court, government authority charged with the interpretation or administration of any law referred to in clause (a)(i) or of (B) any fiscal, monetary or other authority having jurisdiction over such Affected Party; or
                    (iii) generally accepted accounting principles or regulatory accounting principles applicable to such Affected Party and affecting the application to such Affected Party of any law, regulation, interpretation, directive, requirement or request referred to in clause (a)(i) or (a)(ii) above; or

          (b) any change in the application to such Affected Party of any existing law, regulation, interpretation, directive, requirement, request or accounting principles referred to in clause (a)(i), (a)(ii) or (a)(iii) above.

          "Related Security" means, with respect to any Pool Receivable (i) all of Borrower's right, title and interest in and to all Contracts or other agreements that relate to such Pool Receivable, (ii) all of Borrower's interest in the insurance policies, if any, relating to such Pool Receivable including, without limitation, the right to terminate such policies and to receive unearned premiums payable upon such termination and, to the extent permitted by applicable law or regulations, the designation of Borrower as first priority loss payee under such insurance policies, (iii) all other security interests or liens and property subject thereto from time to time purporting to secure payment of such Pool Receivable, whether pursuant to the Contract related to such Pool Receivable or otherwise, (iv) the assignment to Lender of all UCC financing statements and notices to insurance companies covering any collateral securing payment of such Pool Receivable, (v) all of the Borrower's rights and remedies in, to and under the Purchase and Sale Agreement, and (vi) all guaranties and other agreements or arrangements of whatever character from time to time supporting or securing payment of such Pool Receivable whether pursuant to the Contract related to such Pool Receivable or otherwise.
          "Scheduled Termination Date" means May 25, 2005. The Scheduled

Termination Date may be extended for an additional period of one year by written notice of request given by Borrower to the Agent at least 60 days prior to the then current Scheduled Termination Date, and written notice of acceptance given by the Agent and the Lender not later than 45 days thereafter.
          "Secured Parties" means Lender, the Agent, the Liquidity Banks, the

Indemnified Parties and the Affected Parties.
          "Servicer" has the meaning set forth in Section 8.01(a).

          "Servicer Transfer Event" has the meaning set forth in Section

8.01(b).

          "Servicer's Fee" accrued for any day means

               (a)  an amount equal to the product of (x) 1.00% per annum, times

          (y) the amount of the outstanding principal balance of all the Loans at the close of business on such day, times (z) 1/360; or

               (b) on and after the date the Backup Servicer shall be the Servicer, an amount equal to (x) 1.00% per annum, times (y) the Net

          Pool Balance, times (z) 1/360.

          "Settlement" means the payments and other actions provided for on the

Cut-Off Date for each Settlement Period.
          "Settlement Date" means the 10th Business Day of each calendar month,

and each day after the occurrence of the Termination Date that the Agent shall so designate as such.
          "Settlement Period" means

               (a) the period from the date of the initial Loan hereunder to the close of business on the last day of the same calendar month; and
               (b) thereafter, each period from the opening of business on the first day of each calendar month to and including the close of business day on the last day of such calendar month;
provided, however, that

                    (i) any Settlement Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; and
                    (ii) the last Settlement Period shall end on the Final
               Payout Date.
          "Settlement Statement" has the meaning set forth in Section 3.03(a).

          "S&P" means Standard and Poor's Corporation, or any successor thereof.

          "Subordinated Line" means that certain subordinated credit line available from the Parent for each of the Originators, collectively, in the form and as to dollar amount approved by the Agent.
          "Subordinated Note" means any of the Subordinated Intercompany

Revolving Notes executed by the Borrower in favor of an Originator or Oxford under and pursuant to the Purchase and Sale Agreement (as the same may be amended, restated, substituted or otherwise modified from time to time), and "Subordinated Notes" means all such notes collectively.

          "Subsidiary" means a corporation of which Borrower, APR, UPAC, UPAC of

California, any other Originator or Parent and/or its other Subsidiaries own, directly or indirectly, such number of outstanding shares as have more than 50% of the ordinary voting power for the election of directors.
          "Successor Notice" has the meaning set forth in Section 8.01(b).

          "Tax Sharing Agreement" means that certain Tax Sharing Agreement among the Parent and its consolidated subsidiaries, a copy of which is attached as
Exhibit 5.01(r).

          "Termination Date" means the earliest of

               (a) the date of termination (whether by scheduled expiration, termination on default or otherwise) of the Liquidity Banks' commitments under the Liquidity Agreement;
               (b)  the Purchase Termination Date; and
               (c)  the Scheduled Termination Date.
          "Transaction Documents" means this Agreement, the Note, the Purchase and Sale Agreement, the Liquidity Agreement, the Custody Agreement, the Fee Letter, the Backup Servicing Agreement, the Fee Letter, the Lock-Box Agreements, that certain side letter among the Agent, the Borrower and the Originators relating to exclusivity and the other documents to be executed and delivered in connection herewith and therewith.
          "UCC" means the Uniform Commercial Code as from time to time in effect in the applicable jurisdiction or jurisdictions.
          "Unmatured Liquidation Event" means any event which, with the giving of notice or lapse of time, or both, would become a Liquidation Event.
          "UPAC" has the meaning set forth in the Preamble.

          "UPAC of California" means UPAC of California, Inc., a California corporation.
          "Unpaid Balance" of any Receivable means at any time the Unpaid

Principal Balance thereof plus the unpaid amount thereof consisting of Finance Charge Receivables.
          "Unpaid Principal Balance" of any Receivable means at any time the unpaid principal amount thereof.
          "Virginia Obligor" means a Direct Obligor resident in the Commonwealth of Virginia.
          "Weekly Report" has the meaning set forth in Section 3.03(b);

provided, however, that for purposes of the Purchase and Sale Agreement, the

"Weekly Report" shall also be deemed to mean and include any Settlement

Statement delivered during any week in which it is due pursuant to Section

3.03(a).

          "Weekly Report Date" means Tuesday of each calendar week, or, if such day is not a Business Day, the immediately succeeding Business Day; provided,

however, that with respect to any week in which a Settlement Statement is required to be delivered to the Agent pursuant to Section 3.03(a), the Weekly

Report Date for such week shall be the day of such week upon which such Settlement Statement is so due.
          "Yield Period" with respect to any Loan means:

          (a) if Earned Discount is computed by reference to the CP Rate, a period of 1 to and including 45 days;
          (b) if Earned Discount in respect thereof is computed by reference to the Adjusted Eurodollar Rate, a period of one, two or three months; and
          (c) if Earned Discount in respect thereof is computed at the Base Rate, a period of 1 to and including 29 days, in each case, as selected by the Borrower (subject to the approval of the Agent) in accordance with
     Section 1.04; provided, however, that from and after the Liquidation Date,

     the Agent shall have the right to allocate outstanding Loans to Yield Periods of such duration as shall be selected by it; and provided, further,

     that:
          (i) any Yield Period which would otherwise end on a day which is not a Business Day shall be extended to the next succeeding Business Day; provided, however, that if Earned Discount in respect of such Yield Period is computed by reference to the Adjusted Eurodollar Rate, and such next succeeding Business Day is in the next calendar month, then such Yield Period shall end on the next preceding Business Day;
          (ii) whenever any Yield Period as to which Earned Discount accrues at the Adjusted Eurodollar Rate commences on the last Business Day in a month or on a day for which there is no numerically corresponding day in the month in which such Yield Period ends, the last day of such Yield Period shall occur on the last Business Day of the last complete month through which such Yield Period was scheduled to remain in effect;
          (iii) if a CP Disruption Event shall have occurred and be continuing, the Lender, or the Agent on the Lender's behalf, may, upon notice to the Borrower, convert any Loan then funded by Commercial Paper Notes into a Loan in respect of which Earned Discount accrues at the Base Rate for the remainder of such Yield Period;
          (iv) all Yield Periods which commence before the Liquidation Date and would otherwise end on a date occurring after the Liquidation Date shall end on the Liquidation Date;
          (v) if the Lender or any Liquidity Bank shall notify the Agent that a Eurodollar Disruption Event as described in clause (a) of the definition of

     "Eurodollar Disruption Event" has occurred, the Agent shall in turn so notify the Borrower, whereupon all Loans in respect of which Earned Discount accrues at the Adjusted Eurodollar Rate for the then current Yield Period shall immediately be converted into Loans in respect of which Earned Discount accrues at the Base Rate for the remainder of such Yield Period; and
          (vi) if the Lender and the Borrower shall not have agreed as to the reallocation and funding of any Loan in respect of which the Yield Period is expiring by the close of business on the third Business Day preceding the date of such expiration, then such Loan shall accrue Yield at either the Adjusted Eurodollar Rate or the CP Rate, as selected by the Lender by notice thereof to the Agent, for a Yield Period of 30 days.
The Lender shall, on the first day of each Yield Period, notify the Agent of the Earned Discount Rate for the Loan allocated to each such Yield Period.
          "Yield Rate" means the CP Rate, the Adjusted Eurodollar Rate or the

Base Rate, as applicable.
          B.   Other Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles. All terms used in Article 9 of the UCC in the State of New York and not specifically defined herein) are used herein as defined in such Article 9.
          C.   Computation of Time Periods.  Unless otherwise stated in this

Agreement, in the computation of a period of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each means "to but excluding".


                             SCHEDULES AND EXHIBITS
                       to Receivables Purchase Agreement
                                   SCHEDULES
SCHEDULE             6.01(e)              Certain Regulatory Issues
SCHEDULE             6.01(j)              Description of Litigation of Borrower
SCHEDULE             6.01(n)              List of Offices of Borrower where
                                          Records Are Kept
SCHEDULE             6.01(o)              List of Lock-Box Banks
SCHEDULE             6.01(p)-1            Forms of Contracts
SCHEDULE             6.01(p)-2            Description of Credit and Collection
                                          Policy
SCHEDULE             6.01(p)-3            Contract Term Criteria
SCHEDULE             6.02(h)              Description of Material Adverse
                                          Changes of UPAC
SCHEDULE             6.02(e)              Certain Regulatory Issues
SCHEDULE             6.02(i)              Description of Litigation of UPAC
SCHEDULE             6.02(k)              List of Offices of UPAC
SCHEDULE             7.03(h)              Schedule of Indebtedness of Borrower
SCHEDULE             7.06(i)              Schedule of Indebtedness of UPAC
                                    EXHIBITS
EXHIBIT              1.03                Form of Notice
EXHIBIT              1.05                Form of Note
EXHIBIT              3.03(a)             Form of Settlement Statement
EXHIBIT              3.03(b)             Form of Weekly Report
EXHIBIT              5.01(g)             Form of Lock-Box Agreement
EXHIBIT 5.01(k)-1 Form of Opinion of Counsel for Borrower as to Authority, Perfection, Etc.
EXHIBIT              5.01(1)-1           Form of "True Sale" Opinion of Counsel
                                         for Borrower
EXHIBIT 5.01(l)-2 Form of "Non-Substantive Consolidation" Opinion of Counsel for Borrower
EXHIBIT              5.01(r)             Tax Sharing Agreement
EXHIBIT              7.02(j)-1           Notice to Obligors
EXHIBIT              7.02(j)-2           Notice to Insurance Carriers
EXHIBIT              7.02(j)-3           Notice to Insurance Agents


          CH1  1141636v7     September 1, 2000 (10:05am)